SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

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Callaway Golf Company

(Name of Registrant as Specified In Its Charter)

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April 1, 2010

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Callaway Golf Company, which will be held on Tuesday, May 18, 2010, at Callaway Golf Company, located at 2180 Rutherford Road, Carlsbad, California 92008, commencing at 10:00 a.m. (PDT). A map is provided on the back page of these materials for your reference. Your Board of Directors and management look forward to greeting personally those shareholders who are able to attend.

At the meeting, your Board of Directors will ask shareholders to (i) elect nine directors and (ii) ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. These matters are described more fully in the accompanying Proxy Statement, which you are urged to read thoroughly. Your Board of Directors recommends a vote “FOR” each of the nominees and “FOR” ratification of the appointment of the Company’s independent registered public accounting firm.

It is important that your shares are represented and voted at the meeting whether or not you plan to attend. Accordingly, you are requested to return a proxy as promptly as possible either by voting through the Internet or telephone or by signing, dating, and returning a proxy card in accordance with the enclosed instructions.

If your shares are held in a brokerage account, there are new rules in effect this year that will affect how your shares are voted. In general, under applicable New York Stock Exchange rules, if you do not provide your broker with instructions on how to vote your shares, your broker may not vote your shares except with regard to routine matters. In the past, the election of directors was considered to be a routine matter and your broker was able to vote your shares without instructions from you. As a result of recent amendments to the New York Stock Exchange rules, the election of directors is no longer considered to be a routine matter and your broker will not be able to vote on the election of directors without your instructions. Accordingly, if your broker sends a request for instructions on how to vote, you are requested to provide those instructions to your broker so that your vote can be counted.

Sincerely,

George Fellows
President and Chief Executive Officer

CALLAWAY GOLF COMPANY

2180 Rutherford Road

Carlsbad, California 92008

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Meeting Date: May 18, 2010

To Our Shareholders:

The 2010 Annual Meeting of Shareholders (the “Annual Meeting”) of Callaway Golf Company, a Delaware corporation, (the “Company”) is scheduled to be held at Callaway Golf Company, located at 2180 Rutherford Road, Carlsbad, California 92008, commencing at 10:00 a.m. (PDT), on Tuesday, May 18, 2010, to consider and vote upon the following matters described in this notice and the accompanying Proxy Statement:

1.	to elect as directors the nine nominees named in the accompanying Proxy Statement;

2.	to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3.	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has nominated the following nine individuals to stand for election to the Board of Directors at the Annual Meeting: George Fellows, Samuel H. Armacost, Ronald S. Beard, John C. Cushman, III, Yotaro Kobayashi, John F. Lundgren, Adebayo O. Ogunlesi, Richard L. Rosenfield and Anthony S. Thornley. All nine individuals are currently members of the Company’s Board of Directors. For more information concerning these individuals, please see the accompanying Proxy Statement.

The Board of Directors has fixed the close of business on March 22, 2010 as the record date for determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof, and only record holders of common stock at the close of business on that day will be entitled to vote. At the record date, 64,391,104 shares of Common Stock were issued and outstanding. In order to constitute a quorum for the conduct of business at the Annual Meeting, it is necessary that holders of a majority of all outstanding shares of Common Stock of the Company be present in person or represented by proxy.

TO ASSURE REPRESENTATION AT THE ANNUAL MEETING, SHAREHOLDERS ARE URGED TO RETURN A PROXY AS PROMPTLY AS POSSIBLE EITHER BY VOTING THROUGH THE INTERNET OR TELEPHONE OR BY SIGNING, DATING, AND RETURNING A PROXY CARD IN ACCORDANCE WITH THE ENCLOSED INSTRUCTIONS. IF YOUR SHARES ARE HELD IN A BROKERAGE ACCOUNT, YOUR BROKER WILL ASK FOR INSTRUCTIONS ON HOW TO VOTE YOUR SHARES. YOU ARE URGED TO RETURN THE VOTING INTRUCTIONS TO YOUR BROKER AS PROMPTLY AS POSSIBLE TO ENSURE YOUR SHARES WILL BE VOTED. ANY SHAREHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE PREVIOUSLY RETURNED A PROXY.

If you plan to attend the Annual Meeting in person, we would appreciate your response by so indicating when returning the proxy.

By Order of the Board of Directors,

Brian P. Lynch
Corporate Secretary

Carlsbad, California

April 1, 2010

CALLAWAY GOLF COMPANY

2180 Rutherford Road

Carlsbad, California 92008

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

Meeting Date: May 18, 2010

GENERAL INFORMATION

Purpose

This Proxy Statement and accompanying proxy card will first be made available to shareholders on the Internet on or about April 8, 2010 in connection with the solicitation of proxies by the Board of Directors of Callaway Golf Company, a Delaware corporation (the “Company”). The proxies are for use at the 2010 Annual Meeting of Shareholders of the Company, which is scheduled to be held on Tuesday, May 18, 2010, at Callaway Golf Company, located at 2180 Rutherford Road, Carlsbad, California 92008, commencing at 10:00 a.m. (PDT), and at any meetings held upon adjournment or postponement thereof (the “Annual Meeting”). The record date for the Annual Meeting is the close of business on March 22, 2010 (the “Record Date”). Only holders of record of the Company’s common stock, $.01 par value (the “Common Stock”), on the Record Date are entitled to notice of the Annual Meeting and to vote at the Annual Meeting.

Quorum and Voting

Whether or not you plan to attend the Annual Meeting in person, please return a proxy indicating how you wish your shares to be voted as promptly as possible. You may return a proxy either by voting through the Internet or telephone or by signing, dating and returning a proxy card. Please follow the accompanying instructions. Any shareholder who returns a proxy has the power to revoke it at any time prior to its effective use either by filing with the corporate secretary of the Company a written instrument revoking it, or by returning (by mail, telephone or Internet) another later-dated proxy, or by attending the Annual Meeting and voting in person. If you sign and return your proxy but do not indicate how you want to vote your shares for each proposal, then for any proposal for which you do not so indicate, your shares will be voted at the Annual Meeting in accordance with the recommendation of the Board of Directors. The Board of Directors recommends a vote “FOR” each of the nominees for election as director as set forth in this Proxy Statement and “FOR” ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. By returning the proxy (either by mail, telephone or Internet), unless you notify the corporate secretary of the Company in writing to the contrary, you are also authorizing the proxies to vote with regard to any other matter which may properly come before the Annual Meeting or any adjournment or postponement thereof. The Company does not currently know of any such other matter. If there were any such additional matters, the proxies would vote your shares in accordance with the recommendation of the Board of Directors.

At the Record Date, there were 64,391,104 shares of the Company’s Common Stock issued and outstanding. No other securities of the Company entitled to vote were outstanding at the Record Date. The presence, either in person or by proxy, of persons entitled to vote a majority of the Company’s outstanding Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions may be specified for all proposals except the election of directors. Under the rules of the New York Stock Exchange (“NYSE”), brokers who hold shares in street name for customers do not have the authority to vote on certain items when they have not received instructions from beneficial owners (“broker non-votes”). Abstentions and broker non-votes are counted for purposes of determining a quorum. Abstentions are counted in the tabulation of votes cast and have the same effect as voting against a proposal. Broker non-votes are not considered as having voted for purposes of determining the outcome of a vote.

Holders of Common Stock have one vote for each share on any matter that may be presented for consideration and action by the shareholders at the Annual Meeting, except that shareholders have cumulative voting rights with respect to the election of directors. Cumulative voting rights entitle each shareholder to cast as many votes as are equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder, which votes may be cast for one candidate or distributed among two or more candidates. A shareholder may exercise cumulative voting rights by indicating on the proxy card the manner in which such votes should be allocated (Internet and telephone voting cannot accommodate cumulative voting). The nine nominees for director receiving the highest number of votes at the Annual Meeting will be elected. A return of a proxy giving authority to vote for the nominees named in this Proxy Statement will also give discretion to the designated proxies to cumulate votes and cast such votes in favor of the election of some or all of the applicable director nominees in their sole discretion.

Solicitation of Proxies

The cost of preparing, assembling, printing and mailing this Proxy Statement and the accompanying proxy card, and the cost of soliciting proxies relating to the Annual Meeting, will be borne by the Company. The Company may request banks and brokers to solicit their customers who beneficially own Common Stock listed of record in the name of such bank or broker or other third party, and will reimburse such banks, brokers and third parties for their reasonable out-of-pocket expenses for such solicitations. The solicitation of proxies by mail may be supplemented by telephone, facsimile, Internet and personal solicitation by directors, officers and other employees of the Company, but no additional compensation will be paid to such individuals. The Company has retained the firm of The Altman Group, Inc to assist in the solicitation of proxies for a base fee of approximately $5,500, plus out-of-pocket expenses.

Householding

With regard to the delivery of annual reports and proxy statements, under certain circumstances the Securities and Exchange Commission (“SEC”) permits a single set of such documents to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder, however, still receives a separate proxy card. This procedure, known as “householding,” reduces the amount of duplicate information received at a household and reduces mailing and printing costs as well. A number of banks, brokers and other firms have instituted householding and have previously sent a notice to that effect to certain of the Company’s beneficial shareholders whose shares are registered in the name of the bank, broker or other firm. As a result, unless the shareholders receiving such notice gave contrary instructions, only one annual report and one annual proxy statement will be mailed to an address at which two or more such shareholders reside. If any shareholder residing at such an address wishes to receive a separate annual report or annual proxy statement in the future, such shareholder should telephone the householding election system (toll-free) at 1-800-542-1061. In addition, (i) if any shareholder who previously consented to householding desires to receive a separate copy of the annual report or annual proxy statement for each shareholder at his or her same address, or (ii) if any shareholder shares an address with another shareholder and both shareholders of such address desire to receive only a single copy of the annual report or annual proxy statement, then such shareholder should contact his or her bank, broker or other firm in whose name the shares are registered or contact the Company as follows: Callaway Golf Company, ATTN: Investor Relations, 2180 Rutherford Road, Carlsbad, CA 92008, telephone (760) 931-1771.

Other Matters

The main purpose of the Annual Meeting of Shareholders is to conduct the business described in this Proxy Statement. On some occasions in the past, the Company has chosen to expand the scope of the meeting to include presentations on portions of the Company’s business and to conduct a question and answer session with the Company’s leadership. At the upcoming Annual Meeting, it is the Company’s intention to have a brief presentation by the Chief Executive Officer after the completion of all business, followed by a short question and answer period. Due to legal and practical constraints, including regulations regarding the selective disclosure of material information, and consistent with the fact that the main purpose of the Annual Meeting is to conduct the necessary business of the Company, a significant, substantive presentation on the Company’s current or expected performance is not planned.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Introduction

Corporate governance is the system by which corporations ensure that they are managed ethically and in the best interests of the Company’s shareholders. The Company is committed to maintaining high standards of corporate governance. A copy of the Company’s Corporate Governance Guidelines is available on the Company’s website at www.callawaygolf.com under Investor Relations — Corporate Governance.

One of the most important aspects of corporate governance is the election of a Board of Directors to oversee the operation of the business and affairs of the Company. The Company’s Bylaws provide that the Company’s directors shall be elected at each annual meeting of shareholders. As a result, as discussed below, the first proposal the shareholders will be asked to vote upon at the Annual Meeting is the election of the nine nominees named in this Proxy Statement as directors to serve until the 2011 annual meeting of shareholders and until their successors are elected and qualified.

In today’s business environment, the selection of a qualified independent auditor has become a key aspect of corporate governance. The Board of Directors has asked that shareholders ratify the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

Proposal No. 1 — Election Of Directors

Independence. The Company’s Bylaws and Corporate Governance Guidelines provide that a substantial majority of the Company’s directors must be independent. A director is independent only if the director is not an employee of the Company and the Board has determined that the director has no direct or indirect material relationship to the Company. To be independent, a director must also satisfy any other independence requirements under applicable law or regulation and the listing standards of the NYSE. In evaluating a particular relationship, the Board considers the materiality of the relationship to the Company, to the director and, if applicable, to an organization with which the director is affiliated. To assist in its independence evaluation, the Board adopted categorical independence standards, which are listed on Exhibit A attached to the Company’s Corporate Governance Guidelines, which are available on the Company’s website at www.callawaygolf.com under Investor Relations — Corporate Governance. Compliance with these internal and NYSE independence standards is reviewed at least annually. The Board has determined that each of the eight current non-management directors is independent; therefore, a substantial majority of the members of the Board are independent. George Fellows, the Company’s President and Chief Executive Officer, is the only current director who is not independent.

Director Qualifications. The Nominating and Corporate Governance Committee is responsible, among other things, for developing and recommending to the Board criteria for Board membership and for identifying and recruiting potential Board candidates based on the identified criteria in the context of the Board as a whole and in light of the Board’s needs at a particular time. The Nominating and Corporate Governance Committee has worked with the Board of Directors to identify certain minimum criteria that every director must meet: (1) a director must exhibit very high personal and professional ethics, integrity and values; (2) a director must not have any conflicting interest that would materially impair his or her ability to discharge the fiduciary duties of a director; (3) a director must be committed to the best interests of the Company’s shareholders and be able to represent fairly and equally all shareholders without favoring or advancing any particular shareholder or other constituency; and (iv) a director must be able to devote adequate time to his or her service as a director. A potential candidate will not be considered for a directorship unless he or she satisfies these threshold criteria.

In addition to these minimum threshold criteria, the Board of Directors believes that the Board, as a whole, should possess a combination of skills, professional experience, and diversity of backgrounds necessary to oversee the Company’s business. In this regard, the Board of Directors has determined that one or more Board members, among other things, should (i) be currently serving as an active executive of another corporation, (ii) have prior experience as a Chief Executive Officer or an operating executive with significant responsibility for operating results, (iii) have public company executive experience, (iv) have public company Board experience, (iv) have corporate governance experience, (v) have executive compensation experience, and (vi) have consumer products experience. The Board also believes that at least one or more members should have functional expertise in each of finance, accounting, legal matters, investment banking, technology, manufacturing, international business, research and development, strategic planning, consumer sales and marketing experience, retail business experience, and mergers and acquisitions. Potential candidates are evaluated based upon the factors described above as well as their independence, education and relevant business and industry experience.

The Nominating and Corporate Governance Committee works with the Board of Directors to evaluate annually the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience that the Board will find valuable in the future, given the Company’s current situation and strategic plans. This annual evaluation of the Board’s composition enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company’s needs evolve and change over time. In identifying director candidates from time to time, the Board or Nominating and Corporate Governance Committee may establish specific skills and experience that it believes the Company should seek in order to constitute a balanced and effective board. In addition, although the Board of Directors does not have a formal policy regarding diversity, the Board of Directors believes that ethnic, gender, and cultural diversity among Board members can provide distinct value and is important. In considering potential new candidates, the Board does consider whether the potential Board member would increase the ethnic, gender, or cultural diversity of the Board members.

Identification of Potential Candidates. The Nominating and Corporate Governance Committee uses a variety of methods for identifying director candidates, including professional search firms and recommendations from the Company’s officers, directors, shareholders or other persons. If a shareholder believes that he or she has identified an appropriate candidate who is willing to serve on the Company’s Board of Directors, the shareholder may submit a written recommendation to the Chair of the Nominating and Corporate Governance Committee c/o the Company’s Corporate Secretary at 2180 Rutherford Road, Carlsbad, California 92008. Such recommendation must include detailed biographical information concerning the recommended candidate, including a statement regarding the candidate’s qualifications. The Nominating and Corporate Governance Committee may require such further information and obtain such further assurances concerning the recommended candidate as it deems reasonably necessary. The Nominating and Corporate Governance Committee will review properly submitted shareholder candidates in the same manner as it evaluates all other director candidates. In addition to bringing potential qualified candidates to the attention of the Nominating and Corporate Governance Committee as discussed above, a nomination of a person for election to the Board of Directors at an annual meeting of shareholders may be made by shareholders who meet the qualifications set forth in the Company’s Bylaws and who make such nominations in accordance with the procedures set forth in the Company’s Bylaws, including the procedures described under the heading “Shareholder Proposals” in this Proxy Statement.

Nomination Process. The Nominating and Corporate Governance Committee believes that the continuing service of qualified incumbents promotes stability and continuity among the Board of Directors and contributes to the Board’s ability to function effectively. The continuing service of qualified incumbents also provides the Company with the benefit of the familiarity with and insight into the Company’s affairs that its directors have accumulated during their tenure. As a result, in considering candidates for nomination for each annual meeting of shareholders, the Committee first considers the Company’s incumbent directors who desire to continue their service on the Board. The Committee will generally recommend to the Board an incumbent director for re-election if the Committee has determined that (i) the incumbent director continues to satisfy the threshold criteria described above, (ii) the incumbent director has satisfactorily performed his or her duties as a director during the most recent term and (iii) there exists no reason why, in the Committee’s view, the incumbent director should not be re-elected. If a vacancy becomes available on the Board of Directors as a result of the death, resignation or removal of an incumbent director or as a result of action taken by the Board to increase the size of the Board, the Committee proceeds to identify candidates who meet the required criteria and attributes.

Nominees for Election. The Board of Directors has nominated all of the Company’s nine current directors to stand for election at the Annual Meeting to serve until the 2011 annual meeting of shareholders and until their respective successors are elected and qualified. Each nominee has consented to being named in this Proxy Statement as a nominee for election as director and has agreed to serve as a director if elected. If any one or more of such nominees should for any reason become unavailable for election, the persons named in the accompanying form of proxy may vote for the election of such substitute nominees as the Board of Directors may propose. The accompanying form of proxy contains a discretionary grant of authority with respect to this matter.

The nominees for election as directors at the Annual Meeting are set forth below:

Name	Positions with the Company	Director Since
George Fellows	President and Chief Executive Officer	2005
Ronald S. Beard	Chairman of the Board and Lead Independent Director	2001
Samuel H. Armacost	Director	2003
John C. Cushman, III	Director	2003
Yotaro Kobayashi	Director	1998
John F. Lundgren	Director	2009
Adebayo O. Ogunlesi	Director	2010
Richard L. Rosenfield	Director	1994
Anthony S. Thornley	Director	2004

Biographical Information of Nominees. Set forth below is certain biographical information about each of the nominees as well as information concerning the skills and qualifications that led the Board to conclude that the nominees should serve as directors:

George Fellows. Mr. Fellows, 67, is President and Chief Executive Officer of the Company as well as one of its Directors. He has served in such capacities since August 2005. Prior to joining the Company, during the period 2000 through July 2005, he served as President and Chief Executive Officer of GF Consulting, a management consulting firm, and served as Senior Advisor to Investcorp International, Inc. and J.P. Morgan Partners, LLC. Previously, Mr. Fellows was a member of senior management of Revlon, Inc. from 1993 to 1999, including his terms as President commencing 1995 and Chief Executive Officer commencing 1997. He is a member of the board of directors of VF Corporation (a global apparel company). Mr. Fellows also served as a member of the board of directors of Jack In The Box Corporation from August 2007 until September 2008. Mr. Fellows graduated with a B.S. degree from City College of New York, received an MBA from Columbia University, and completed the Advanced Management Program at Harvard University. Mr. Fellows was renominated to serve as a Director because the Board believes it is important to have the Chief Executive Officer serve on the Board as he is the one closest to the day to day operations of the Company and the opportunities and challenges facing the Company. Mr. Fellows has prior experience as a Chief Executive Officer of a public company, other public company Board experience, and experience with corporate governance, executive compensation, and consumer products. He also has functional experience in finance, investment banking, international business, strategic planning, the retail industry, and mergers and acquisitions.

Ronald S. Beard. Mr. Beard, 71, has served as a Director of the Company since June 2001, has held the position of Lead Independent Director since August 2002 and was appointed Chairman in August 2005. Mr. Beard is currently a partner in the Zeughauser Group, consultants to the legal industry. Mr. Beard is a retired former Partner of the law firm of Gibson, Dunn & Crutcher LLP. He joined the firm in 1964, served as Chairman of the firm from April 1991 until December 2001, and was also its Managing Partner from April 1991 until mid-1997. Mr. Beard served as the Company’s general outside counsel from 1998 until he joined the Board of Directors. Mr. Beard also serves as a Director of Javo Beverage Company. Mr. Beard served as a Board member of Document Sciences Corporation from December 2004 until March 2008 when it was sold. He received his law degree in 1964 from Yale Law School. Mr. Beard was renominated to serve on the Board of Callaway Golf

Company, among other reasons, due to his extensive experience with the Company as a Board member and previously as its primary outside legal advisor. Mr. Beard, among other things, has other public company board experience, and experience with corporate governance, executive compensation, as well as executive officer experience as Chairman of a leading global law firm. Mr. Beard also has functional expertise in finance, accounting, legal matters, international business, strategic planning, and mergers and acquisitions.

Samuel H. Armacost. Mr. Armacost, 71, has served as a Director of the Company since April 2003. Since 1981, he has been a director of SRI International (formerly Stanford Research Institute), an independent nonprofit research institute, and previously served as its Chairman from 1998 to March 2010. Mr. Armacost is a member of the board of directors of Sarnoff, Inc., a subsidiary of SRI International. He was Managing Director of Weiss, Peck & Greer LLC (an investment management and venture capital firm) from 1990 to 1998. He was Managing Director of Merrill Lynch Capital Markets from 1987 to 1990. Prior to that time he was President and Chief Executive Officer of BankAmerica Corporation from 1981 to 1986. He also served as Chief Financial Officer of BankAmerica Corporation from 1979 to 1981. Currently, Mr. Armacost serves as a member of the Board of Directors of Chevron Corporation, Exponent, Inc., Del Monte Foods Company and Franklin Resources, Inc. Mr. Armacost is a graduate of Denison University and received his MBA from Stanford University in 1964. Mr. Armacost was renominated to serve on the Board of Callaway Golf Company, among other reasons, due to his extensive experience with the Company as a Board member as well as his prior Chief Executive Officer experience of a public company, his other public company board experience, and his experience with corporate governance and executive compensation. He also has functional expertise in finance, accounting, investment banking, technology, international business, research and development, strategic planning, and mergers and acquisitions.

John C. Cushman, III. Mr. Cushman, 69, has served as a Director of the Company since April 2003 and is Chair of the Compensation and Management Succession Committee. He has been Chairman of Cushman & Wakefield, Inc. since it merged with Cushman Realty Corporation in 2001, which he co-founded in 1978. Mr. Cushman also serves as Director and Chief Executive Officer of Cushman Winery Corporation, which is the owner of Zaca Mesa Winery, and which he co-founded in 1972. He began his career with Cushman & Wakefield, Inc., a commercial real estate firm, from 1963 to 1978. Currently, Mr. Cushman also serves on the boards of the following privately held corporations: D.A. Cushman Realty Corporation, iCRETE LLC, Artoc Universal Properties (Cairo, Egypt) and Rock Creek Management, LLC. Mr. Cushman also served on the boards of La Quinta Corporation and La Quinta Properties Inc. from May 2003 until January 2006. Mr. Cushman is a 1963 graduate of Colgate University where he also earned an Honorary Doctorate in Humane Letters in 2008, and he completed the Advanced Management Program at Harvard University in 1977. Mr. Cushman was renominated to serve on the Board of Callaway Golf Company, among other reasons, due to his extensive experience with the Company as a Board member as well as current executive position with Cushman and Wakefield, his prior Chief Executive Officer experience, his other public company Board experience, and his experience with corporate governance and executive compensation. Mr. Cushman also has functional expertise in finance, international business, strategic planning, the retail industry, and mergers and acquisitions.

Yotaro Kobayashi. Mr. Kobayashi, 76, has served as a Director of the Company since June 1998. He is the former Chairman and Chief Executive Officer of Fuji Xerox Co., Ltd., a global developer of xerographic and document-related products. Mr. Kobayashi joined Fuji Photo Film Co., Ltd. in 1958, was assigned to Fuji Xerox Co., Ltd. in 1963, named President and Chief Executive Officer in 1978 and Chairman and Chief Executive Officer in 1992. He served as Chairman of the Board from 1999 through March 2006. Mr. Kobayashi served as Chief Corporate Advisor from March 2006 through March 2009. Mr. Kobayashi is also a Director of Sony Corporation, Nippon Telegraph and Telephone Corporation (NTT) and the American Productivity and Quality Center. He holds positions as Chairman of the International University of Japan, President of The Japan Folks Crafts Museum, Chairman of the Blackstone Group Japan Advisory Board, Chairman of the Advisory Board to Accenture as well as Life-Time Trustee of Keizai Doyukai. He is also on the Advisory Board of the Council on Foreign Relations and serves on the Board of Trustees of Keio University. He is a 1956 graduate of Keio University and received his MBA from The Wharton School in 1958. Mr. Kobayashi was renominated to serve on the Board of Callaway Golf Company, among other reasons, due to his extensive experience with the Company as a Board member as well as prior Chief Executive Officer experience, his other public company board experience, as well as his experience with corporate governance and executive compensation matters. He also has functional expertise in technology, manufacturing, international business, research and development, strategic planning, consumer sales and marketing, and mergers and acquisitions.

John F. Lundgren. Mr. Lundgren, 58, has served as a Director of the Company since March 2009. He is President, Chief Executive Officer and a director of Stanley Black & Decker, Inc., the successor entity following the merger of The Stanley Works and Black and Decker which was completed on March 12, 2010. Prior to the merger, Mr. Lundgren served as Chairman and Chief Executive Officer of The Stanley Works, a worldwide supplier of consumer products, industrial tools and security solutions for professional, industrial and consumer use. Prior to joining The Stanley Works in 2004, Mr. Lundgren served as President — European Consumer Products, of Georgia Pacific Corporation and also held various positions in finance, manufacturing, corporate development and strategic planning with Georgia Pacific and its predecessor companies, namely James River Corporation from 1995 — 1997 and Fort James Corporation from 1997 — 2000. Mr. Lundgren began his business career in brand management at the Gillette Corporation. Mr. Lundgren has been a director of The Stanley Works since 2004 and is a member of the Board of Directors of the National Association of Manufacturers (NAM). Mr. Lundgren is a graduate of Dartmouth College and received his MBA from Stanford University. Mr. Lundgren was renominated to serve on the Board of Callaway Golf Company, among other reasons, due to his prior experience with the Company as a Board member as well as his current position of Chief Executive Officer of a public company, his prior operating experience, and his experience with corporate governance and executive compensation matters. Mr. Lundgren also has functional expertise in accounting, manufacturing, international business, strategic planning, and consumer sales and marketing.

Adebayo O. Ogunlesi. Mr. Ogunlesi, 56, was appointed to the Company’s Board of Directors in January 2010. He is Chairman and Managing Partner of Global Infrastructure Management, LLC, which is a private equity firm with over $5 billion in assets and which invests worldwide in infrastructure assets in the energy, transport, and water and waste industry sectors. Prior to founding Global Infrastructure Management, Mr. Ogunlesi spent 23 years at Credit Suisse where he held senior positions, including Executive Vice Chairman and Chief Client Officer and prior to that Global Head of Investment Banking. Mr. Ogunlesi also serves on the boards of Kosmos Energy Holdings and African Finance Corporation. Mr. Ogunlesi holds a B.A. (First Class Honours) in Politics, Philosophy and Economics from Oxford University, and a J.D. (magna cum laude) from Harvard Law School and M.B.A. from Harvard Business School. Prior to joining Credit Suisse, he was an attorney with the New York law firm of Cravath, Swaine & Moore. From 1980 to 1981, he served as a Law Clerk to the Honorable Thurgood Marshall, Associate Justice of the United States Supreme Court. Mr. Ogunlesi was renominated to serve on the Board of Callaway Golf Company, among other reasons, due to prior service on the Company’s Board of Directors, his current executive officer position, and his experience with investment banking, legal matters, corporate governance and executive compensation. Mr. Ogunlesi also has functional expertise in finance, international business, strategic planning, and mergers and acquisitions.

Richard L. Rosenfield. Mr. Rosenfield, 64, has served as a Director of the Company since April 1994 and is the Chair of the Nominating and Corporate Governance Committee. He is co-founder, co-Chairman, co-President and co-Chief Executive Officer of California Pizza Kitchen, Inc., a casual dining full service pizza restaurant chain founded in 1985. In 2002, Mr. Rosenfield co-founded and served as co-President of LA Food Show, Inc., a Los Angeles restaurant company that is now owned by California Pizza Kitchen, Inc. From 1973 to 1985, Mr. Rosenfield was a principal and partner of the law firm of Flax & Rosenfield, a private law firm in Beverly Hills, California. From 1969 to 1973, Mr. Rosenfield served as an attorney in the U.S. Department of Justice. He is a 1969 graduate of DePaul University College of Law. Mr. Rosenfield was renominated to serve on the Board of Callaway Golf Company, among other reasons, due to his extensive experience with the Company as a Board member as well as his current Chief Executive Officer experience, his other public company board experience, and his experience with corporate governance and executive compensation. Mr. Rosenfield also has functional expertise in legal matters, international business, strategic planning, consumer sales and marketing, the retail industry, and mergers and acquisitions.

Anthony S. Thornley. Mr. Thornley, 63, has served as a Director of the Company since April 2004. He is the Chair and designated “Financial Expert” of the Audit Committee. From February 2002 to July 2005, he served as President and Chief Operating Officer of QUALCOMM Incorporated, the San Diego-based company that pioneered and developed technologies used in wireless networks throughout much of the world. He previously served as QUALCOMM’s Chief Financial Officer beginning in 1994, while also holding titles of Vice President, Senior Vice President and Executive Vice President. Prior to joining QUALCOMM, Mr. Thornley worked for Nortel Networks for 16 years, serving in various financial and information systems management positions including Vice President of Public Networks, Vice President of Finance NT World Trade, and Corporate Controller Northern Telecom Limited. Before Nortel, Mr. Thornley worked for Coopers & Lybrand. Mr. Thornley is a director of Airvana Inc. (provider of network infrastructure products), Cavium Networks (a semiconductor company), Transdel Pharmaceuticals, Inc., Proximetry, Inc. (a privately held wireless network management company), Gorgon Media (a privately held specialized investment company) and KMF Audio, Inc. (a privately held microphone company) and also serves as Chief Financial Officer of KMF Audio. Mr. Thornley received his degree in chemistry from Manchester University, England, and is qualified as a chartered accountant. Mr. Thornley was renominated to serve on the Board of Callaway Golf Company, among other reasons, due to his extensive experience with the Company as a Board member as well as his prior executive and operational experience, his other public company board experience, and his experience with corporate governance and executive compensation matters. He also has functional expertise in finance, accounting, technology, manufacturing, international business matters, research and development, strategic planning, consumer sales and marketing, and mergers and acquisitions.

Vote Required

Assuming a quorum is present, the nine nominees receiving the highest number of votes cast at the Annual Meeting will be elected as directors. You may vote “for” or “withhold” your vote with respect to the election of any or all of the nominees.

Majority Vote Policy

The Company’s Corporate Governance Guidelines set forth the Company’s procedure regarding a director who is elected but receives a majority of “withheld” votes. In an uncontested election of directors, any nominee who has a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) is required to submit in writing an offer to resign. The Nominating and Corporate Governance Committee would consider, among other things, the reasons for the Majority Withheld Vote and make a recommendation to the Board of Directors whether or not to accept the resignation offer. The Board of Directors would consider the recommendation of the Nominating and Corporate Governance Committee and would determine whether to accept the resignation. The Board of Directors would disclose the basis for its determination. Full details of this procedure are set forth in the Company’s Corporate Governance Guidelines, posted on its website at www.callawaygolf.com under Investor Relations — Corporate Governance.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

Board Leadership Structure

The Board currently separates the positions of Chairman and Chief Executive Officer. Having these positions separate permits our Chief Executive Officer to focus on day-to-day business and allows our Chairman to lead the Board in its oversight responsibilities. Mr. Ronald S. Beard has served as non-executive Chairman of the Board since August 2005 and Mr. George Fellows has served as President and Chief Executive Officer since August 2005. Although Mr. Beard is an independent director, the Company does not require that the Chairman be an independent director.

The Board of Directors, however, does believe that strong, independent Board leadership is a critical aspect of effective corporate governance. The Board has therefore established the position of Lead Independent Director, which must be held by an independent director. Mr. Beard is currently the designated Lead Independent Director and he has served in that role since August 2002. The Lead Independent Director coordinates the activities of the independent directors and serves as a liaison between the Chief Executive Officer and the independent directors. The Lead Independent Director also presides at the executive sessions (without management) of the independent directors. A copy of the Charter for the Lead Independent Director position is available at the corporate governance section of the Company’s website at www.callawaygolf.com under Investor Relations — Corporate Governance — Board Membership.

Risk Oversight

Our Board of Directors oversees an enterprise-wide approach to risk management and works with the Audit Committee and management in executing its oversight responsibility for risk management. The Board generally oversees risks related to the Company’s strategic and operational objectives and is responsible for overseeing the amounts and types of risks taken by management in executing those objectives. In addition, the Board of Directors has delegated to the Audit Committee the responsibility for oversight of certain of the Company’s risk oversight and compliance matters, including oversight of (i) material legal proceedings and material contingent liabilities, (ii) the Company’s policies regarding risk assessment and management, (iii) the Company’s compliance programs with respect to legal and regulatory requirements and the Company’s Code of Conduct, (iv) related party transactions and conflicts of interest, and (v) the establishment of procedures for the receipt and handling of complaints regarding accounting, internal accounting controls and auditing matters.

On a day to day basis, it is management’s responsibility to manage risk and bring to the attention of the Board the significant risks facing the Company and the controls in place to manage those risks. As part of this responsibility, each year management conducts an enterprise risk management assessment, which is led by the Company’s corporate audit department. All members of management responsible for key business functions and operations participate in this assessment. The assessment includes an identification, and quantification of the potential impact, of the top risks facing the Company and the controls in place to mitigate such risks as well as possible opportunities to reduce such risks. This report is shared with the Audit Committee as well as the full Board of Directors.

Committees of the Board of Directors

The Board of Directors currently has three standing committees. They are the Audit Committee; the Compensation and Management Succession Committee and the Nominating and Corporate Governance Committee. The Board of Directors has adopted written charters for each of the three standing committees. A copy of each of the charters is available on the Company’s website at www.callawaygolf.com under Investor Relations — Corporate Governance — Board Committees. Upon request, the Company will provide to any person without charge a copy of such charters. Any such requests may be made by contacting the Company’s Investor Relations Department at the Company’s principal executive offices by telephone at (760) 931-1771 or by mail at 2180 Rutherford Road, Carlsbad, CA 92008. More detailed information about each committee is set forth below.

Audit Committee. The Audit Committee currently consists of Messrs. Thornley (Chair), Armacost, Beard and Lundgren. The Board of Directors has determined that each member of the Company’s Audit Committee is independent within the meaning of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 10A-3 thereunder, and the applicable listing standards of the NYSE. The Board of Directors has also determined that each member of the Audit Committee is financially literate and has accounting or related financial management expertise within the meaning of the listing standards of the NYSE. In addition, the Board of Directors has determined that at least one member of the Audit Committee qualifies as an Audit Committee Financial Expert as defined by Item 407(d)(5) of Regulation S-K. The Board of Directors has

designated Mr. Thornley as the Audit Committee Financial Expert. The Board also believes that the collective experiences of the other members of the Audit Committee make them well qualified to serve on the Company’s Audit Committee. Shareholders should understand that Mr. Thornley’s designation as an Audit Committee Financial Expert is a Securities and Exchange Commission disclosure requirement, and it does not impose on Mr. Thornley any duties, obligations or liabilities that are greater than those which are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an Audit Committee Financial Expert pursuant to this requirement does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board.

The Audit Committee is responsible for representing the Board of Directors in discharging its oversight responsibility relating to risk management, the accounting, reporting and financial practices of the Company and its subsidiaries, including the integrity of the Company’s financial statements, as well as oversight of the Company’s internal audit function. The Audit Committee also has oversight responsibility with regard to the Company’s legal and regulatory matters and has sole authority for all matters relating to the Company’s independent registered public accounting firm, including the appointment, compensation, evaluation, retention and termination of such firm.

Compensation and Management Succession Committee. The Compensation and Management Succession Committee currently consists of Messrs. Cushman (Chair), Armacost, Beard and Rosenfield. All of the members of this Committee are independent directors as determined under the applicable independence standards described above, including the NYSE listing standards. The Committee is responsible for discharging the responsibilities of the Board relating to compensation of the Company’s executives and for assisting the Board with management succession issues and planning. The Committee, together with the other independent directors, sets the compensation of the Chief Executive Officer. The Committee sets the compensation of the other executive officers in consultation with the Chief Executive Officer. The Compensation and Management Succession Committee also reviews compensation and benefits plans affecting employees in addition to those applicable to executive officers.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently consists of Messrs. Rosenfield (Chair), Armacost, Beard, Cushman, Kobayashi, Lundgren and Thornley. All of the members of this Committee are independent directors as determined under the applicable independence standards described above, including the NYSE listing standards. The Committee is responsible for identifying and recommending to the Board individuals who are qualified to serve on the Board of Directors and recommending candidates who should stand for election at each annual meeting of shareholders. The Committee is also responsible for oversight of the Company’s corporate governance practices, including the Company’s Corporate Governance Guidelines, and evaluation of the effectiveness of the Board and Board Committees.

Meetings and Director Attendance

During 2009, the Company’s Board of Directors met 13 times and the independent directors met in executive session at five of those meetings and determined that there was no need to meet in executive session at the other meetings; the Audit Committee met 12 times; the Compensation and Management Succession Committee met 10 times; and the Nominating and Corporate Governance Committee met five times. In addition to meetings, the members of the Board of Directors and its committees sometimes take action by written consent in lieu of a meeting, which is permitted under Delaware corporate law, or discuss Company business without calling a formal meeting. During 2009, all of the Company’s directors then serving attended in excess of 75% of the meetings of the Board of Directors and committees of the Board of Directors on which they served. Mr. Ogunlesi was not appointed to the Board of Directors until January 2010. All of the Board members are expected to attend the annual meetings of shareholders and all then appointed directors attended the 2009 annual shareholders’ meeting.

Director Compensation

Directors who are not employees of the Company are paid an annual base cash compensation, additional daily cash compensation for attendance at meetings of the Board of Directors and its committees, and are reimbursed for their expenses in attending meetings. The annual base cash compensation is $45,000. Directors also receive $1,500 per day per Board or committee meeting attended. Non-employee directors who serve as Chairs of committees of the Board of Directors are paid an additional $300 per day per committee meeting attended. In recognition of the significant amount of time they are required to spend on Company business between meetings, the Lead Independent Director, the Chair of the Audit Committee and the Chair of the Compensation and Management Succession Committee are paid additional annual cash retainers of $30,000, $10,000 and $5,000, respectively. For additional information see “Compensation of Executive Officers and Directors — Director Compensation in Fiscal Year 2009” included in this Proxy Statement.

During 2009, the non-employee directors participated in the Callaway Golf Company Amended and Restated 2001 Non-Employee Directors Stock Incentive Plan (the “2001 Plan”), which was approved, as amended and restated, by the Company’s shareholders at the Company’s 2006 annual meeting. As so amended and restated, the 2001 Plan authorizes the grant of various equity awards, including stock options, restricted stock and restricted stock units. It is the Company’s current practice that upon the initial election or appointment of a new director and for each year of continuing service, a director is granted stock options, restricted stock, restricted stock units or a combination thereof pursuant to the 2001 Plan. Such initial and continuing service awards are made as of the date of appointment or re-election in the form and amount as determined by the Board of Directors on the recommendation of the Compensation Committee. With the exception of Mr. Lundgren and Mr. Ogunlesi, each of the non-employee directors were granted 7,310 restricted stock units in 2009 as continuing service awards, as described in “Compensation of Executive Officers and Directors — Director Compensation in Fiscal Year 2009.” Upon his initial appointment to the Board, Mr. Lundgren was granted 11,574 restricted stock units with a grant date value of $75,000. Mr. Ogunlesi joined the Board of Directors on January 25, 2010 and in connection with his appointment was granted 9,225 restricted stock units with a grant date value of $75,000. Subject to certain anti-dilution and weighting adjustments, a maximum of 500,000 shares are approved for issuance upon the exercise of awards granted under the 2001 Plan.

The Company has a policy that the non-employee directors should promote the Company’s products by using the Company’s current products whenever they play golf. To assist the directors in complying with this policy, non-employee directors are entitled to receive a limited amount of golf club products of the Company, free of charge, for their own personal use and the use of immediate family members residing in their households. The directors also receive a limited amount of other products (e.g., golf balls and accessories) free of charge and the right to purchase a limited amount of additional golf clubs, balls and accessories at a discount that are not material in amount.

Communications with the Board

Shareholders and other interested parties may contact the Company’s Lead Independent Director or the non-management directors as a group by email at: Non-managementdirectors@callawaygolf.com, or by mail to: Board of Directors, Callaway Golf Company, 2180 Rutherford Road, Carlsbad, California 92008. The Corporate Secretary’s office reviews all incoming communications and filters out solicitations and junk mail. All legitimate non-solicitation and non-junk mail communications are reviewed for distribution to the non-management directors or for handling as appropriate as directed by the Lead Independent Director.

Corporate Governance Guidelines and Code of Conduct

The Board of Directors has adopted and published on its website its Corporate Governance Guidelines to provide the Company’s shareholders and other interested parties with insight into the Company’s corporate governance practices. The Nominating and Corporate Governance Committee is responsible for overseeing these guidelines and for reporting and making recommendations to the Board concerning these guidelines. The Corporate Governance Guidelines cover, among other things, board composition and director qualification standards, responsibilities of the Board of Directors, Board compensation, committees of the Board of Directors and other corporate governance matters.

The Board of Directors has also adopted a Code of Conduct that applies to all of the Company’s employees, including its senior financial and executive officers, as well as the Company’s directors. The Company’s Code of Conduct covers the basic standards of conduct applicable to all directors, officers and employees of the Company, as well as the Company’s Conflicts of Interest and Ethics Policy and other specific compliance standards and related matters. The Company will promptly disclose any waivers of, or amendments to, any provision of the Code of Conduct that applies to the Company’s directors and senior financial and executive officers on its website at www.callawaygolf.com.

The Corporate Governance Guidelines and Code of Conduct are available on the Company’s website at www.callawaygolf.com under Investor Relations — Corporate Governance and — Corporate Overview, respectively. Upon request, the Company will provide to any person without charge a copy of the Company’s Corporate Governance Guidelines or Code of Conduct. Any such requests may be made by contacting the Company’s Investor Relations department at the Company’s principal executive offices by telephone at (760) 931-1771 or by mail at 2180 Rutherford Road, Carlsbad, California 92008.

REPORT OF THE AUDIT COMMITTEE

Audit Committee Duties and Responsibilities

The duties and responsibilities of the Audit Committee are set forth in its written charter. In summary, they are:

•	Review and discuss with the Company’s independent registered public accounting firm the scope and results of the annual audit and any reports with respect to interim periods.

•

Review and discuss with management and the Company’s independent registered public accounting firm the annual and quarterly financial statements of the Company, including any significant financial reporting issues and judgments, the effects of regulatory and accounting initiatives and off-balance sheet structures on the Company’s financial statements, disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in reports filed with the Securities and Exchange Commission, and any major issues regarding the Company’s accounting principles and financial statements.

•	Review and discuss the Company’s policies with respect to earnings press releases and other disclosures of financial information and/or guidance.

•

Responsibility and sole authority for all matters relating to the Company’s independent registered public accounting firm, including the appointment, compensation, evaluation, retention and termination of such firm.

•	Approval of all services to be performed by the Company’s independent registered public accounting firm, including pre-approval of any permissible non-audit services.

•

Recommend to the Board, based on its review and discussions with management and the Company’s independent registered public accounting firm, whether the financial statements should be included in the Annual Report on Form 10-K.

•	Review and consider the independence of the Company’s independent registered public accounting firm.

•

Obtain and review a report by the Company’s independent registered public accounting firm on their internal quality control procedures and any material issues raised by the most recent internal quality control review or peer review.

•	Review and discuss with the principal internal auditor of the Company the scope and results of the internal audit program, and the adequacy and effectiveness of internal controls.

•	Review and discuss the adequacy and effectiveness of the Company’s disclosure controls and procedures.

•	Review material pending legal proceedings and material contingent liabilities.

•

Oversee the Company’s compliance programs with respect to legal and regulatory requirements and the Company’s Code of Conduct policies, including review of related party transactions and other conflict of interest issues.

•

Review and discuss the Company’s policies with respect to risk assessment and risk management, and oversee the Company’s legal and regulatory compliance programs, Code of Conduct, and conflict of interest policies.

•	Establish procedures for handling complaints about accounting, internal controls and audit matters.

•	Evaluate annually the performance of the Audit Committee and the adequacy of its charter.

Consistent with and in furtherance of its chartered duties, the Audit Committee has adopted (i) a written policy restricting the hiring of candidates for accounting or financial reporting positions if such candidates have certain current or former relationships with the Company’s independent registered public accounting firm; (ii) procedures for the receipt, retention and treatment of complaints regarding accounting or auditing matters and the confidential submission by employees of any concerns regarding such accounting or auditing matters; (iii) a written policy governing the preapproval of audit and non-audit fees and services to be performed by the Company’s independent registered public accounting firm; and (iv) a written policy requiring management to report to the Committee transactions with the Company’s officers or certain other parties.

In general, the Audit Committee represents the Board of Directors in discharging its general oversight responsibilities for the Company and its subsidiaries in the areas of accounting, auditing, financial reporting, risk assessment and management, and internal controls. Management has the responsibility for the preparation, presentation and integrity of the Company’s financial statements and for its financial reporting process and the Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformance of the Company’s financial statements to accounting principles generally accepted in the United States. The Audit Committee is responsible for reviewing and discussing with management and the Company’s independent registered public accounting firm the Company’s annual and quarterly financial statements and financial reporting process and for providing advice, counsel and direction on such matters based upon the information it receives, its discussions with management and the independent registered public accounting firm and the experience of the Audit Committee members in business, financial and accounting matters.

The Company has an internal audit department that, among other things, is responsible for objectively reviewing and evaluating the adequacy and effectiveness of the Company’s system of internal controls, including controls relating to the reliability of the Company’s financial reporting. The internal audit department reports directly to the Audit Committee and, for administrative purposes, to the Chief Financial Officer.

2009 Audit Committee Activities

During 2009, the Audit Committee met formally 12 times. Messrs. Armacost, Beard, and Thornley served on the Committee throughout 2009, with Mr. Thornley serving as Chair of the Committee. Mr. Lundgren was appointed to the Committee in May 2009. The Board has determined that throughout 2009 all members of the Audit Committee met all applicable independence requirements of the NYSE and SEC during the time they served on the Committee, and that all members of the Audit Committee were financially literate and had accounting or related financial management expertise within the meaning of the NYSE listing standards. In addition, the Audit Committee has designated Mr. Thornley as the Audit Committee Financial Expert. Shareholders should understand that this designation is a Securities and Exchange Commission disclosure requirement and does not impose on Mr. Thornley any duties, obligations or liabilities that are greater than those which are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an Audit Committee Financial Expert pursuant to this requirement does not affect the duties, obligations or liabilities of him or any other member of the Audit Committee or the Board. The Audit Committee appointed Deloitte & Touche LLP (“Deloitte”) to serve as the Company’s independent registered public accounting firm for 2009.

The Audit Committee reviewed and discussed with management and Deloitte the Company’s quarterly and audited annual financial statements for the year ended December 31, 2009. The Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as well as Deloitte’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of the consolidated financial statements and financial statement schedule. The Audit Committee discussed with Deloitte the matters that the auditors are required to discuss with the Audit Committee pursuant to Statement on Auditing Standards No. 114, “The Auditor’s Communication With Those Charged With Governance” and SEC Regulation S-X, Rule 2-07, “Communication with Audit Committees.”

During the course of 2009, the Audit Committee also oversaw management’s evaluation of the Company’s internal controls over financial reporting. The principal internal auditor and management documented, tested and evaluated the Company’s system of internal control over financial reporting in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice during the process. In connection with this oversight, the Committee received periodic updates provided by the principal internal auditor, management and Deloitte at least quarterly at a Committee meeting. Upon completion of the evaluation, the principal internal auditor and management reported to the Committee regarding the effectiveness of the Company’s internal control over financial reporting and the Committee reviewed and discussed with Deloitte its Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of the effectiveness of internal control over financial reporting. The Committee continues to oversee the Company’s efforts related to its internal control over financial reporting.

In accordance with the Sarbanes-Oxley Act of 2002 and applicable rules of the Securities and Exchange Commission, it is the Audit Committee’s policy that all non-audit services to be performed by the Company’s independent registered public accounting firm must be preapproved by the Audit Committee. During 2009, the Committee approved all non-audit services performed by Deloitte, which consisted only of limited tax related services as is permitted under the rules of the Securities and Exchange Commission.

In addition, the Audit Committee has received from Deloitte the written disclosures and the letter required by Public Company Accounting Oversight Board (“PCAOB”) Rule 3526 (Communications with Audit Committees Concerning Independence) and has discussed with Deloitte its independence. Although such letter is only required annually, as a matter of procedure the Audit Committee requests that Deloitte provide such letter at least quarterly and such letter was provided at least quarterly during 2009. The Audit Committee actively engaged in a dialogue with Deloitte with respect to any disclosed relationships or services that might impact Deloitte’s objectivity and independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

MEMBERS OF THE AUDIT COMMITTEE

Anthony S. Thornley (Chair)

Samuel H. Armacost

Ronald S. Beard

John F. Lundgren

The preceding “Report of the Audit Committee” shall not be deemed soliciting material or to be filed with the Securities and Exchange Commission, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates it by reference into such filing.

INFORMATION CONCERNING INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal No. 2 — Ratification of Independent Registered Public Accounting Firm

The Audit Committee, which is comprised entirely of independent directors, has appointed Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. Deloitte has served as the Company’s independent registered public accounting firm since December 2002. Information concerning the services performed by Deloitte and the fees for such services for 2009 and 2008 are set forth below under “Fees of Independent Registered Public Accounting Firm.” Representatives of Deloitte are expected to attend the Annual Meeting, where they are expected to be available to respond to questions, and if they desire, to make a statement.

At the Annual Meeting, shareholders will be asked to ratify the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. Pursuant to the Sarbanes-Oxley Act of 2002 and the listing standards of the NYSE, the Audit Committee is directly responsible for the appointment of the Company’s independent registered public accounting firm. Ratification of this appointment is not required to be submitted to shareholders and a shareholder vote on this matter is advisory only. Nonetheless, as a matter of good corporate governance, the Company is seeking ratification of the appointment of Deloitte. If the shareholders do not ratify the appointment, the Audit Committee will reconsider its appointment of Deloitte. Because the Audit Committee is directly responsible for appointing the Company’s independent registered public accounting firm, however, the ultimate decision to retain or appoint Deloitte in the future as the Company’s independent registered public accounting firm will be made by the Audit Committee based upon the best interests of the Company at that time.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of shares of Common Stock represented and voting, in person or by proxy, at the Annual Meeting is required to ratify the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of votes against the proposal. A “broker non-vote” is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the proposal has been approved.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

Fees of Independent Registered Public Accounting Firm

Audit Fees. Audit fees include fees for (i) the audit of the Company’s annual financial statements, (ii) the review of the Company’s interim financial statements, (iii) the audit of the Company’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 and (iv) statutory audits and related services for the Company’s international subsidiaries. Audit fees also include other services that generally only the independent auditor can reasonably provide, including comfort letters, statutory audits, attest services, and consents and assistance with and review of documents filed with the SEC. The aggregate fees for audit services performed by Deloitte in 2009 were $1,701,700, compared to fees of $1,569,277 in 2008. Audit fees for 2009 include $157,200 for professional services rendered in connection with the Company’s issuance of preferred stock in June 2009.

Audit-Related Fees. Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. The aggregate fees for audit-related services performed by Deloitte for 2009 and 2008 were $32,860 and $266,683, respectively. The fees for 2009 were incurred primarily in connection with the audit of the financial statements for the Company’s 401(k) Retirement Investment Plan. The fees for 2008 were incurred primarily in connection with due diligence services related to potential acquisitions and the audit of the financial statements for the Company’s 401(k) Retirement Investment Plan.

Tax Fees. Tax fees include fees for services performed by the professional staff in the tax department of the independent registered public accounting firm except for those tax services that could be classified as audit or audit-related services. For 2009 and 2008, the tax fees paid to Deloitte totaled $95,049 and $145,000, respectively, and were incurred in connection with domestic tax compliance and tax advice, including the preparation of amended tax returns.

All Other Fees. All other fees include fees for all services except those described above. There were no such other non-audit fees in 2009. The aggregate of such other non-audit fees billed by Deloitte for 2008 was $616,318, which was in connection with the previously reported consulting services provided by Deloitte Consulting with regard to the Company’s procurement of indirect goods and services and the planning and management of inventory. Deloitte completed the consulting services in March 2008.

None of the fees listed above were approved by the Audit Committee in reliance on a waiver from pre-approval under Rule 2-01(c)(7)(i)(C) of Regulation S-X.

Policy for Preapproval of Auditor Fees and Services

The Audit Committee has adopted a policy that all audit, audit-related, tax and any other non-audit service to be performed by the Company’s independent registered public accounting firm must be preapproved by the Audit Committee. It is the Company’s policy that all such services be preapproved prior to the commencement of the engagement. The Audit Committee is also required to preapprove the estimated fees for such services, as well as any subsequent changes to the terms of the engagement. The Audit Committee has also delegated the authority (within specified limits) to the Chair of the Audit Committee to preapprove such services if it is not practical to wait until the next Audit Committee meeting to seek such approval. The Audit Committee Chair is required to report to the Audit Committee at the following Audit Committee meeting any such services approved by the Chair under such delegation.

The Audit Committee will only approve those services that would not impair the independence of the independent registered public accounting firm and which are consistent with the rules of the SEC and PCAOB. The Audit Committee policy specifically provides that the following non-audit services will not be preapproved: (i) bookkeeping or other services related to the Company’s accounting records or financial statements, (ii) financial information systems design and implementation services, (iii) appraisal or valuation services, fairness opinions or contribution-in-kind reports, (iv) actuarial services, (v) internal audit outsourcing services, (vi) management functions, (vii) human resources, (viii) broker-dealer, investment adviser or investment banking services, (ix) legal services and (x) expert services unrelated to an audit for the purpose of advocating the Company’s interests in litigation or in a regulatory or administrative proceeding or investigation.

Under this policy, the Audit Committee meets at least annually to review and where appropriate approve the audit and non-audit services to be performed by the Company’s independent registered public accounting firm. Any subsequent requests to have the independent registered public accounting firm perform any additional services must be submitted to the Audit Committee by the Chief Financial Officer, together with the independent registered public accounting firm, which request must include an affirmation from each that the requested services are consistent with the SEC and PCAOB’s rules on auditor independence.

BENEFICIAL OWNERSHIP OF THE COMPANY’S SECURITIES

The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock as of February 28, 2010 (except as otherwise noted) by (i) each person who is known by the Company to own beneficially more than 5% of the Company’s outstanding Common Stock, (ii) each director of the Company, (iii) each of the executive officers named in the compensation tables appearing elsewhere in this Proxy Statement (“named executive officer”) and (iv) all directors of the Company, named executive officers and other executive officers of the Company as a group. As of February 28, 2010, there were 64,392,830 shares of Common Stock issued and outstanding.

	Shares Beneficially Owned
Name and Address of Beneficial Owner(1)	Number	Percent
FMR LLC(2) 82 Devonshire Street Boston, Massachusetts 02109	6,685,408	10.38%
BlackRock, Inc.(3) 40 East 52nd Street New York, NY 10022	4,957,359	7.70%
Royce & Associates, LLC(4) 745 Fifth Avenue New York, NY 10151	4,079,489	6.34%
Fisher Investments(5) 13100 Skyline Boulevard Woodside, CA 94062-4527	3,697,705	5.74%
AXA Financial, Inc.(6) 1290 Avenue of the Americas New York, New York 10104	3,658,912	5.68%
Cramer Rosenthal McGlynn, LLC(7) 520 Madison Avenue New York, NY 10022	3,564,341	5.54%
Angelo, Gordon & Co., L.P.(8) 245 Park Avenue New York, NY 10167	3,429,788	5.33%
Union Bank, N.A., Trustee for the Callaway Golf Company Grantor Stock Trust(9) 530 B. Street San Diego, CA 92101	604,066	0.94%
Samuel H. Armacost(10)	52,000	*
Ronald S. Beard(11)	60,445	*
Jeffrey M. Colton(12)	133,121	*
John C. Cushman, III(13)	48,145	*
George Fellows(14)	1,414,117	2.15%
Bradley J. Holiday(15)	486,167	*
Yotaro Kobayashi(16)	37,945	*
David A. Laverty(17)	87,559	*
John F. Lundgren(18)	—	*
Steven C. McCracken(19)	338,612	*
Adebayo O. Ogunlesi(20)	—	*
Richard L. Rosenfield(21)	62,045	*
Anthony S. Thornley(22)	36,945	*
Thomas T. Yang(23)	113,360	*
All directors, named executive officers and other executive officers as a group (14 persons)(24)	2,870,461	4.29%

*	Less than one percent
(1)

Except as otherwise indicated, the address for all persons shown on this table is c/o Callaway Golf Company, 2180 Rutherford Road, Carlsbad, California 92008. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, to the knowledge of the Company each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by that shareholder. Furthermore, as indicated in the following footnotes, the number of shares a holder is deemed to beneficially own for purposes of this table includes shares issuable upon exercise of stock options if the options may be exercised on or before April 29, 2010, irrespective of the price at which the Company’s Common Stock is trading on the NYSE. Consequently, included in the number of shares beneficially owned are shares issuable upon the exercise of options with exercise prices above the trading price of the Company’s Common Stock. In addition, as indicated in the following footnotes, the number of shares a holder is deemed to beneficially own for purposes of this table excludes unvested restricted stock units (“RSUs”) granted under such plans. The holder of unvested RSUs may not vote the underlying shares but is entitled to receive dividend equivalents thereon.

(2)	This information is based upon a Schedule 13G filed by FMR LLC with the Securities and Exchange Commission on March 10, 2010. The Schedule also reported that FMR LLC has sole voting power over 385,936 shares and dispositive power with respect to all such shares.
(3)	This information is based upon a Schedule 13G filed by BlackRock, Inc. with the Securities and Exchange Commission on January 29, 2010. This schedule also reported that BlackRock, Inc. has sole voting power and dispositive power with respect to all such shares.
(4)	This information is based upon a Schedule 13G/A filed by Royce & Associates, LLC with the Securities and Exchange Commission on January 22, 2010. This schedule also reported that Royce & Associates, LLC has sole voting and dispositive power with respect to all such shares.
(5)	This information is based upon a Schedule 13G filed by Fisher Investments with the Securities and Exchange Commission on February 17, 2010. This schedule also reported that Fisher Investments has sole voting power with respect to 1,847,655 shares and sole dispositive power with respect to 3,697,705 shares.
(6)	This information is based upon a Schedule 13G/A filed jointly by AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA and AXA Financial, Inc. with the Securities and Exchange Commission on February 12, 2010. This schedule also reported that AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA and AXA Financial, Inc. has sole voting power with respect to 3,242,359 shares and sole dispositive power with respect to 3,658,912 shares
(7)	This information is based upon a Schedule 13G/A filed by Cramer Rosenthal McGlynn, LLC with the Securities and Exchange Commission on February 10, 2010. This schedule also reported that Cramer Rosenthal McGlynn, LLC has sole voting power with respect to 3,461,791 shares and sole dispositive power with respect to 3,564,341 shares.
(8)	This information is based upon a Schedule 13G filed by Angelo, Gordon & Co., L.P. with the Securities and Exchange Commission on February 16, 2010. This schedule reported that Angelo, Gordon & Co., L.P. has sole voting and dispositive power with respect to all such shares. This schedule also reported that John M. Angelo, in his capacities as a managing member of JAMG LLC, which is the general partner of AG Partners, L.P., which is the sole general partner of Angelo, Gordon & Co., L.P. and as the chief executive officer of Angelo, Gordon & Co., L.P. has shared voting and shared dispositive power with respect to the 3,429,788 shares. This schedule further reported that Michael L. Gordon, in his capacities as the other managing member of JAMG LLC, which is the general partner of AG Partners, L.P., which is the sole general partner of Angelo, Gordon & Co., L.P. and as the chief operating officer of Angelo, Gordon & Co., L.P. has shared voting and shared dispositive power with respect to the 3,429,788 shares.
(9)	The Callaway Golf Company Grantor Stock Trust (the “GST”) holds Company Common Stock pursuant to a trust agreement creating the GST in connection with the prefunding of certain obligations of the Company under various employee benefit plans. Both the GST and Union Bank, N.A., (the “Trustee”) disclaim beneficial ownership of all shares of Common Stock. The Trustee has no discretion in the manner in which the Company’s Common Stock held by the GST will be voted. The trust agreement provides that employees who hold unexercised options as of the Record Date under the Company’s stock option plans and employees who have purchased stock under the Company’s Employee Stock Purchase Plan during the twelve months preceding the Record Date will, in effect, determine the manner in which shares of the Company’s Common Stock held in the GST are voted. The Trustee will vote the Common Stock held in the GST in the manner directed by those employees who submit voting instructions for the shares.

The number of shares as to which any one employee can direct the vote will depend upon how many employees submit voting instructions to the Trustee. If all employees entitled to submit such instructions do so, as of March 22, 2010, the following named executive officers and group would have the right to direct the vote of the following approximate share amounts: Mr. Fellows — 155,809, Mr. Holiday — 36,900, Mr. Laverty — 13,246, Mr. McCracken — 26,045 and Mr. Yang — 13,807 and all current executive officers as a group 261,124. If fewer than all of the eligible employees submit voting instructions, then the foregoing amounts would be higher. The trust agreement further provides that all voting instructions received by the Trustee will be held in confidence and not disclosed to any person including the Company.

(10)	Includes 32,000 shares issuable upon exercise of options held by Mr. Armacost, which are currently exercisable or become exercisable on or before April 29, 2010. Mr. Armacost’s non-option shares are held in a family trust with his wife as a co-trustee. Excludes 3,963 vested RSU’s for which Mr. Armacost has elected to defer receipt. Excludes 2,847 RSUs, 3,915 RSUs and 7,343 RSUs, which are scheduled to vest on June 5, 2010, May 20, 2011 and May 19, 2012, respectively.
(11)	Includes 44,000 shares issuable upon exercise of options held by Mr. Beard, which are currently exercisable or become exercisable on or before April 29, 2010. Mr. Beard’s spouse has shared voting and investment power for his non-option shares. Excludes 2,847 RSUs, 3,915 RSUs and 7,343 RSUs, which are scheduled to vest on June 5, 2010, May 20, 2011 and May 19, 2012, respectively.
(12)	Includes 127,561 shares issuable upon exercise of options held by Mr. Colton, which are currently exercisable or become exercisable on or before April 29, 2010. Excludes 8,116 RSUs, 15,066 RSUs and 15,494 RSUs, which are scheduled to vest on January 14, 2011, January 29, 2012 and January 28, 2013, respectively.
(13)	Includes 32,000 shares issuable upon exercise of options held by Mr. Cushman, which are currently exercisable or become exercisable on or before April 29, 2010. All non-option shares are held jointly with his spouse. Excludes 2,847 RSUs, 3,915 RSUs and 7,343 RSUs, which are scheduled to vest on June 5, 2010, May 20, 2011 and May 19, 2012, respectively.
(14)	Includes 1,241,680 shares issuable upon exercise of options held by Mr. Fellows, which are currently exercisable or become exercisable on or before April 29, 2010. Excludes 74,201 RSUs, 73,099 RSUs, 137,742 RSUs and 141,656 RSUs, which are scheduled to vest on January 14, 2011, December 15, 2011, January 29, 2012 and January 28, 2013, respectively.
(15)	Includes 471,413 shares issuable upon exercise of options held by Mr. Holiday, which are currently exercisable or become exercisable on or before April 29, 2010. Excludes 8,116 RSUs, 15,066 RSUs and 15,494 RSUs, which are scheduled to vest on January 14, 2011, January 29, 2012 and January 28, 2013, respectively.
(16)	Includes 34,000 shares issuable upon exercise of options held by Mr. Kobayashi, which are currently exercisable or become exercisable on or before April 29, 2010. Excludes 2,847 RSUs, 3,915 RSUs and 7,343 RSUs, which are scheduled to vest on June 5, 2010, May 20, 2011 and May 19, 2012, respectively.
(17)	Includes 86,196 shares issuable upon exercise of options held by Mr. Laverty, which are currently exercisable or become exercisable on or before April 29, 2010. Excludes 5,091 RSUs, 8,116 RSUs and 15,066 RSUs, which are scheduled to vest on August 22, 2010, January 14, 2011 and January 29, 2012, respectively.
(18)	Excludes 11,733 RSUs, which are scheduled to vest on March 4, 2012.
(19)	Includes 298,468 shares issuable upon exercise of options held by Mr. McCracken, which are currently exercisable or become exercisable on or before April 29, 2010. Also includes 25,995 shares held by the McCracken/Waggener Family Trust for which Mr. McCracken is a trustee with voting and dispositive powers over such shares. Also includes 1,500 shares held by Mr. McCracken’s spouse. Excludes 8,116 RSUs, 15,066 RSUs and 15,494 RSUs, which are scheduled to vest on January 14, 2011, January 29, 2012 and January 28, 2013, respectively.
(20)	Mr. Ogunlesi joined the Board of Directors on January 25, 2010. Excludes 9,225 RSUs, which are scheduled to vest on January 25, 2013.
(21)	Includes 30,000 shares issuable upon exercise of options held by Mr. Rosenfield, which are currently exercisable or become exercisable on or before April 29, 2010. Also includes 8,000 shares held in a trust for the benefit of Mr. Rosenfield’s children and 50 shares held by Mr. Rosenfield’s spouse. Excludes 2,847 RSUs, 3,915 RSUs and 7,343 RSUs, which are scheduled to vest on June 5, 2010, May 20, 2011 and May 19, 2012, respectively.
(22)	Includes 26,000 shares issuable upon exercise of options held by Mr. Thornley, which are currently exercisable or become exercisable on or before April 29, 2010. Excludes 2,847 RSUs, 3,915 RSUs and 7,343 RSUs, which are scheduled to vest on June 5, 2010, May 20, 2011 and May 19, 2012, respectively.

(23)	Includes 100,292 shares issuable upon exercise of options held by Mr. Yang, which are currently exercisable or become exercisable on or before April 29, 2010. Excludes 8,116 RSUs, 15,066 RSUs and 15,494 RSUs, which are scheduled to vest on January 14, 2011, January 29, 2012 and January 28, 2013, respectively.
(24)	Includes 2,523,610 shares issuable upon exercise of options held by the individuals presented, which are currently exercisable or become exercisable on or before April 29, 2010. Excludes 719,226 RSUs, all of which remain subject to future vesting.

REPORT OF THE COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE

During 2009, the responsibility for fixing the compensation of the Company’s executives was generally delegated by the Board of Directors to the Compensation and Management Succession Committee. In accordance with its written charter, the committee has the following specific duties and responsibilities:

•

Oversee the Company’s overall compensation structure, policies and programs, and assess whether the Company’s compensation structure establishes appropriate incentives given the Company’s strategic and operational objectives.

•

Oversee the Company’s incentive compensation and equity-based compensation plans, including granting awards under any such plans, and approve, amend or modify the terms of management related compensation or benefit plans that do not require shareholder approval.

•

Review and approve corporate goals and objectives relevant to the compensation of the chief executive officer, evaluate his performance in light of those goals and objectives, and, together with the other independent members of the Board, set the chief executive officer’s compensation level based on this evaluation.

•	Set the compensation of other executive officers after considering the recommendation of the chief executive officer.

•	Approve employment agreements and severance arrangements for executive officers, including change in control provisions, plans or agreements.

•	Review succession plans relating to positions held by executive officers and make recommendations to the Board regarding selections of individuals to fill these positions.

•	Annually evaluate the performance of the committee and the adequacy of its charter.

•	Perform such other duties and responsibilities as are consistent with the purpose of the committee as may be assigned from time to time by the Board.

Additional information concerning the Company’s executive compensation programs can be found in “Compensation of Executive Officers and Directors — Compensation Discussion and Analysis” and the narrative and tabular disclosure that follows it in this Proxy Statement.

The Compensation and Management Succession Committee reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussion, the committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement for filing with the Securities and Exchange Commission.

COMPENSATION AND MANAGEMENT

SUCCESSION COMMITTEE

John C. Cushman III, Chair

Samuel H. Armacost,

Ronald S. Beard

Richard L. Rosenfield

The preceding “Report of the Compensation and Management Succession Committee” shall not be deemed soliciting material or to be filed with the Securities and Exchange Commission, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates it by reference into such filing.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

Introduction.

The following is a discussion of the 2009 compensation of the Company’s Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers who were serving as executive officers on December 31, 2009. These individuals and their current positions are listed below:

George Fellows, President and Chief Executive Officer

Bradley J. Holiday, Senior Executive Vice President and Chief Financial Officer

Steven C. McCracken, Senior Executive Vice President and Chief Administrative Officer

David A. Laverty, Senior Vice President, Global Operations

Thomas T. Yang, Senior Vice President, International

These individuals are collectively referred to in this discussion as the “named executive officers” because they are named in the compensation tables included in this Proxy Statement. Investors are encouraged to read this discussion in conjunction with the compensation tables and related notes, which include more detailed information about the compensation of the named executive officers for 2009 as well as prior years.

Purpose of Executive Compensation Programs.

Callaway Golf Company is a public corporation engaged in the manufacture and sale of golf clubs, golf balls, and other golf equipment, as well as the sale of other golf-related products, including golf bags, apparel, footwear, and accessories. The sale of golf products is a highly competitive business that is becoming more competitive each year. The Company has operations in the United States, the United Kingdom, Japan, Canada, Korea, Australia, China, Thailand, Malaysia, India and other regions, and directly, or indirectly through third party distributors, sells its products in over 100 countries worldwide. In 2009, the Company had net sales of over $950 million. Given the complexity and size of the Company’s business, the Board of Directors must recruit and appoint highly qualified individuals to serve as the Company’s executive officers to oversee and manage the Company’s operations. The purpose of the Company’s executive compensation programs is to attract, retain, motivate and appropriately reward these executive officers. They are also intended to align the interests of the executive officers with those of the Company’s shareholders by incentivizing the executive officers to operate the Company in a manner that creates shareholder value.

Role of the Compensation and Management Succession Committee.

The Company’s Board of Directors has delegated to the Compensation and Management Succession Committee (the “Compensation Committee”) the general responsibility for oversight of the Company’s compensation philosophy, policies and programs, including those applicable to the Company’s named executive officers. The Compensation Committee, in consultation with the other independent directors, sets the compensation of the Chief Executive Officer, and the Compensation Committee, in consultation with the Chief Executive Officer, sets the compensation of the other executive officers. The Compensation Committee consults with outside compensation advisors and legal counsel as appropriate.

The Compensation Committee has the responsibility for, among other things, approving and overseeing the Company’s executive compensation programs, including the design and implementation of those programs to ensure that the programs are reasonable and not excessive, that they reward corporate and individual performance, and that they provide appropriate incentives for the executive officers and do not encourage excessive risk taking. This responsibility includes setting base salaries, developing appropriate short-term and long-term incentives, approving equity-based award plans and grants, approving employment agreements (including severance and change-in-control provisions), and approving other compensation or benefit plans, arrangements and agreements applicable to executive officers.

In addition, as soon as practical following the end of each fiscal year, the Compensation Committee reviews the performance of the executive officers. The review includes a detailed comparison of the Company’s financial performance in absolute terms and against its annual operating plan, a review of performance against stipulated metrics and performance criteria in various compensation plans, a review of the respective executive’s performance against agreed-upon objectives, and any other relevant factors pertinent to that year’s results. In the case of the Chief Executive Officer, the review also includes a written evaluation of his performance by each independent director based upon a review of the Chief Executive Officer’s agreed-upon annual objectives and his self-appraisal of performance against such goals. Following this detailed review by the Compensation Committee, all of the independent directors participate in executive session to review this information and act on the Compensation Committee’s recommendation for any changes in compensation for the Chief Executive Officer that may result from such review and appraisal.

The Compensation Committee routinely reviews the Company’s executive compensation programs and makes modifications as appropriate in light of current trends and best practices. The amounts paid to an individual executive in any given year reflect the Company’s current compensation programs, continuing prior commitments under previous programs or contracts, and the current performance of that executive. As a result, in any given year there may be circumstances that result in an executive’s compensation being different from the Company’s current programs and practices but over time compensation should in the aggregate be consistent with the Company’s compensation programs as they evolve in light of current trends and best practices.

Additional information concerning the responsibilities of the Compensation Committee is set forth in its charter which is available on the Company’s website at www.callawaygolf.com under Investor Relations — Corporate Governance — Board Committees.

Guiding Principles for Executive Compensation.

In developing appropriate executive compensation programs, the Compensation Committee is generally guided by the following principles:

Compensation levels should be sufficiently competitive to attract and retain the executive talent needed.

The Company’s overall compensation levels are targeted to attract the management talent needed to achieve and maintain a leadership position in the businesses where the Company chooses to compete. In general, given the complexity and competitiveness of the Company’s business, the Committee believes it is necessary to pay above median compensation to attract the high quality management talent needed to run the Company’s business. In setting executive compensation, the Compensation Committee compares the total direct compensation (comprised of base salary, annual incentives, and long-term incentives) for the Company’s named executive officers to the 75th percentile based upon the Company’s Compensation Comparison Group (described below) and other appropriate market reference information.

A significant portion of total compensation should be related to performance.

Executive compensation should be linked to Company and individual performance. The annual incentive compensation element is tied directly to short-term corporate performance but the final payout may be affected by individual performance, and the long-term incentive compensation element is generally tied to long-term corporate performance. Under the Company’s plans, performance above targeted goals generally results in compensation above targeted levels, and performance below targeted goals generally results in compensation below targeted levels.

Compensation should reflect position and responsibility, and incentive compensation should be a greater part of total compensation for more senior positions.

Total compensation should generally increase with position and responsibility. At the same time, a greater percentage of total compensation should be tied to corporate and individual performance, and therefore at risk, as position and responsibility increases. Accordingly, individuals with greater roles and responsibility for achieving the Company’s performance targets should bear a greater proportion of the risk that those goals are not achieved and should receive a greater proportion of the reward if goals are met or surpassed.

Incentive compensation should strike a balance between short-term and long-term performance.

The Company’s compensation plans focus management on achieving strong annual performance in a manner that supports the Company’s long-term success and profitability. Accordingly, the Company uses both annual incentives and long-term incentives, with the proportion of long-term incentives increasing at higher levels of responsibility where individuals have the greatest influence over the Company’s strategic direction and results over time.

A significant portion of executive compensation should be equity-based.

In order to further align the interests of the Company’s executive officers with those of the Company’s shareholders, the Compensation Committee believes that a significant portion of executive compensation should be non-cash, equity-based compensation. As a result, the majority of the Company’s long-term incentives for executive officers is equity-based in the form of stock options, restricted stock, or restricted stock units. The executive officers are also subject to stock ownership guidelines (discussed in more detail below) which require the executive officers to hold a minimum amount of Company stock and hold a portion of the shares received from the long-term incentive awards until the executive satisfies the minimum holding requirements.

The tax deductibility of compensation should be maximized where appropriate.

To the extent consistent with the Company’s compensation strategy, the Company seeks to maximize the deductibility for tax purposes of all elements of compensation. In designing and approving the Company’s executive compensation plans, the Compensation Committee considers the effect of all applicable tax regulations, including Section 162(m) of the Internal Revenue Code which generally disallows a tax deduction to public corporations for non-qualifying compensation in excess of $1.0 million paid to the chief executive officer or certain of the Company’s other executive officers. Although maximizing the tax deductibility of compensation is an important consideration, the Compensation Committee may from time to time approve compensation that does not qualify for deductibility where it is appropriate to do so in light of other compelling interests or objectives.

The Compensation Committee Uses Various Resources to Guide Its Compensation Decisions.

In setting compensation, the Compensation Committee works with the Company’s Senior Vice President of Global Human Resources. In addition, the Compensation Committee has engaged Mercer as its outside compensation consultant to provide independent advice and information on executive compensation matters. Mercer representatives report directly to the Compensation Committee and provide comparative market data, information on compensation trends, and an objective view of compensation matters. The Company does not use Mercer for any other purposes, except that the Company occasionally purchases from Mercer broad industry compensation survey data that Mercer makes available for third parties to purchase. The Compensation Committee requires that the Company obtain the committee’s approval prior to engaging Mercer for any other purpose. Representatives from Mercer generally interact with the Chair of the Compensation Committee, attend the meetings of the Compensation Committee, and meet in executive session with the members of the Compensation Committee and, for matters relating to the compensation of the Chief Executive Officer, with the other independent directors as well. The Compensation Committee also consults with legal counsel as appropriate.

In determining the reasonableness and competitiveness of the Company’s executive officer compensation, the Compensation Committee periodically reviews market data for comparisons to the Company’s programs. These comparisons are used as reference guides to aid the Compensation Committee in assessing the reasonableness of the Company’s proposed compensation levels and targets in any given year. None of the Company’s major competitors are stand-alone public golf corporations; rather, they are part of larger corporate conglomerates or are privately owned. Thus, it is difficult to obtain meaningful specific comparative data on their golf businesses. The Compensation Committee therefore compares executive compensation levels with those of a group of 14 other corporations (the “Compensation Comparison Group”) and with other relevant compensation information, including broad industry survey data and proxy statement data for other corporations as well. The Compensation Comparison Group consists of corporations that are in the consumer discretionary goods sector and which are similar in revenue size and have similar business characteristics as the Company. The median 2009 revenue for the corporations in this peer group was $1.0 billion, consistent with the Company’s 2009 revenue of $950.1 million. The Compensation Comparison Group is reviewed periodically as warranted and revised as appropriate to ensure that the corporations in the group continue to be a reasonable comparison for compensation purposes. There were no changes made to this group since the Company’s 2009 proxy statement. The corporations that currently comprise the Compensation Comparison Group are as follows:

Arctic Cat Inc. Coach, Inc Columbia Sportswear Company Fossil, Inc.	Hasbro, Inc. Jakks Pacific, Inc. LeapFrog Enterprises, Inc. Movado Group, Inc.	Nautilus, Inc Oxford Industries Polaris Industries, Inc. Quiksilver, Inc.	RC2 Corp. The Timberland Company

In addition to the Compensation Comparison Group, the Compensation Committee generally uses a broader peer group as a guide in setting performance targets under the short-term and long-term incentive programs (the “Performance Comparison Group”). The Performance Comparison Group generally consists of corporations in the S&P 400 and S&P 600 that are in the consumer durables and apparel industry. Most of the corporations in the Compensation Comparison Group are included in the Performance Comparison Group. The Performance Comparison Group, however, is broader than the Compensation Comparison Group because the corporations the Company competes with for capital are different than the corporations the Company competes with for executive talent. The size of a corporation is more relevant when determining competitive compensation levels than it is for evaluating corporate performance. As a result, the corporations in the Compensation Comparison Group are generally within a similar size range; whereas the corporations in the Performance Comparison Group fall within a much broader size range. The Performance Comparison Group is reviewed periodically as warranted and revised as appropriate to ensure that the corporations in the group continue to be a reasonable comparison for goal setting purposes. The current Performance Comparison Group is based upon the Global Industry Classification Standards (GICS) and is comprised of 47 corporations in the S&P 400 and S&P 600 that fall within the Consumer Durables and Apparel Industry. There have been no changes in the Performance Comparison Group since the Company’s 2009 Proxy Statement and set forth below is a list of the corporations which currently comprise the Performance Comparison Group:

American Greetings	Iconix Brand Group, Inc.	National Presto Inds, Inc.	Skyline Corp.
Arctic Cat Inc.	Jakks Pacific, Inc.	Nautilus, Inc.	Standard Pacific Corp.
Bassett Furniture Inds.	K-Swiss, Inc.	Nvr, Inc.	Sturm Ruger & Co., Inc.
Blyth Inc.	La-Z-Boy, Inc.	Oxford Industries, Inc.	Timberland Co.
Champion Enterprises, Inc.	Libbey, Inc.	Phillips-Van Heusen Corp.	Toll Brothers, Inc.
Crocs, Inc.	M/I Homes, Inc.	Polaris Industries, Inc.	Tupperware Brands Corp.
Deckers Outdoor Corp.	Maidenform Brands, Inc.	Pool Corp.	Unifirst Corp.
Ethan Allen Interiors, Inc.	Marinemax, Inc.	Quiksilver, Inc.	Universal Electronics, Inc.
Fossil, Inc.	Mdc Holdings, Inc.	RC2 Corp.	Volcom, Inc.
Furniture Brands Int’l, Inc.	Meritage Homes Corp.	Russ Berrie & Co., Inc.	Warnaco Group, Inc.
Hanesbrands, Inc.	Mohawk Industries, Inc.	Ryland Group, Inc.	Wolverine World Wide
Hovnanian Enterprises, Inc.	Movado Group, Inc.	Skechers USA, Inc.

Investors should understand that both the Compensation Comparison Group and the Performance Comparison Group are used as a reference when useful to aid the Compensation Committee in setting executive compensation levels and targets. The compensation comparative information is used only as a reference in part because the information is derived from the disclosures made by the corporations in the comparative groups and there can be a significant lag time in this information since much of the comparative information is derived from proxy statements. The comparative information is therefore used only as a guide in assessing the reasonableness of the Company’s proposed compensation levels and targets in any given year.

While the Compensation Committee used the Performance Comparison Group in prior years to set performance goals, in 2009 the Company did not use this comparative information. The Committee did not believe that the Performance Comparison Group would be useful in setting the short-term performance goals under the annual incentive plans. At the time the goals were set, it was clear that as a result of the global economic environment 2009 was going to be more challenging than 2008 and 2007, the years for which comparative data would have been available. Instead, the Committee based the short-term goals on the Company’s operating budget for 2009 and management’s then current forecast. Furthermore, as discussed below, given the uncertainty of predicting performance over the long-term, the Committee determined not to issue performance cash units and instead issued additional stock options, which do not require the setting of performance goals. As a result, the Committee did not need to use the Performance Comparison Group in 2009 for either the annual incentive plans or the long-term incentive awards as it had historically done.

When making executive compensation decisions, the Compensation Committee also reviews a “tally sheet” for each executive officer for whom the decision is being made. The tally sheet for each executive officer summarizes the officer’s total compensation, including each element of total direct compensation, as well as perquisites, deferred compensation arrangements, and severance and change in control benefits. The Compensation Committee uses the tally sheet to understand the effect its decision will have upon the executive officer’s total compensation and the overall impact to the Company.

Components of the 2009 Executive Compensation Program.

The Compensation Committee developed a 2009 executive compensation program consisting of direct compensation as well as benefits and perquisites. The direct compensation is comprised of three elements: base salary, annual incentives and long-term incentives. Each element is intended to reward and motivate executives in different ways consistent with the Company’s overall guiding principles for compensation. The portion of total direct compensation intended to come from each element varies with position and level of responsibility, reflecting the principles that total compensation should increase with position and responsibility and that a greater percentage of an executive’s compensation should be tied to corporate and individual performance, and therefore at risk, as position and responsibility increase.

Consistent with the Company’s compensation philosophy, the 2009 executive compensation program incorporated a balance between guaranteed and at-risk compensation, a balance between cash and equity-based compensation, (e.g. stock options and restricted stock units), and a balance between short-term and long-term compensation. In 2009, approximately (i) 87% of the Chief Executive Officer’s targeted total direct compensation, and approximately 65-75% of the targeted total direct compensation for each of the other named executive officers, was comprised of short-term and long-term incentives that were subject to change based upon corporate and individual performance and therefore at risk and (ii) 74% of the Chief Executive Officer’s targeted total direct compensation, and approximately 45-62% of the targeted total direct compensation for the other named executive officers, was long-term, equity-based compensation. Mercer advised the Compensation Committee in connection with the 2009 executive compensation program and advised the Committee that the 2009 executive compensation program was reasonably based and not excessive.

The compensation programs implemented during 2009 were significantly influenced by global economic conditions. The Company had record sales in 2007 and through the first half of 2008. During the second half of 2008, however, the deteriorating global economic conditions began to significantly affect the golf industry and the Company’s business. These conditions continued to worsen in 2009 and ultimately proved to be far more severe than originally anticipated. As discussed below, these adverse conditions not only affected the design of the 2009 executive compensation programs and the Company’s ability to achieve the performance goals under those programs and previously established incentive awards but also led to the Committee’s decision to grant to the named executive officers a special retention incentive in the form of Phantom Stock Units.

Set forth below is an analysis of each of the elements of the 2009 executive compensation program and the special retention incentive. More detailed information concerning the compensation paid to the named executive officers for 2009 is set forth in the compensation tables and related notes contained in other sections of this Proxy Statement.

Analysis of Base Salary.

Base salaries serve as the guaranteed cash portion of executive compensation. Base salary is intended to compensate an executive for performing his or her job responsibilities on a day-to-day basis. An executive officer’s base salary is generally established at the time the executive is first hired or is promoted to the executive officer level. The Committee sets the base salary at a level it believes is competitive based upon the executive officer’s experience, position, and responsibility. In setting the base salary, the Compensation Committee reviews the complexity of the job requirements and performance expectations, relevant market data, including information from the Compensation Comparison Group, and consults with its independent compensation consultant. The Compensation Committee also considers how the base salary compares to the base salaries of the other executive officers. The Compensation Committee reviews base salaries annually and adjustments may be made as appropriate based upon the executive officer’s individual performance, expanded duties, or changes in the competitive marketplace.

During the first quarter of 2009, in connection with the annual review of base salaries, the Compensation Committee and the Chief Executive Officer agreed that despite the strong performance of the executive officers none of the executive officers would receive a base salary increase in 2009 in light of the then current and forecasted unfavorable global economic conditions. The base salary for each of the named executive officers during 2009 was as follows:

Name	Base Salary
George Fellows	$925,000
Bradley J. Holiday	$500,000
Steven C. McCracken	$550,000
David A. Laverty	$360,000
Thomas T. Yang	$385,000

Analysis of Annual Incentives.

In addition to a base salary, the Company’s executive compensation program includes the opportunity to earn an annual cash bonus. The bonus serves as the short-term incentive compensation element of the executive compensation program. The bonus is at-risk and subject to designated corporate and individual performance criteria. The bonus is intended to provide an incentive for an executive to drive a high level of corporate and individual performance without excessive risk taking. The payout of annual bonuses to executive officers is subject to the approval of the Compensation Committee following its review of each executive’s performance against the designated corporate and individual performance criteria.

Bonus Opportunity. For 2009, the Compensation Committee implemented a bonus program that was designed to reward the executive officers for achieving certain corporate performance goals as well as individual objectives. Under this program, the Compensation Committee set target bonuses for each of the named executive officers. The target bonus was set as a percentage of base salary and is the amount the executive officer could earn if the Company achieved its target corporate performance goals and the executive officer achieved his individual objectives. Bonus targets for 2009 were as follows:

Name	Target Bonus as a % of Base Salary
George Fellows	100%
Bradley J. Holiday	55%
Steven C. McCracken	55%
David A. Laverty	55%
Thomas T. Yang	55%

The target bonus percentages were set following a review of comparative market data, including the Compensation Comparison Group, and were consistent with the total direct compensation that was targeted for each officer. The target bonus percentage for each named executive officer for 2009 was unchanged from the 2008 target bonus percentage.

Performance Goals. The amount of an officer’s bonus is generally based upon the achievement of corporate performance goals, although the final amount paid to the executive is subject to reduction based upon an officer’s performance with regard to his individual objectives (“MBOs”). In March 2009, the Compensation Committee set the corporate performance goals for 2009 based upon designated levels of adjusted corporate net income.

In setting the performance goals for 2009, the Compensation Committee considered, among other things, the Company’s performance in 2008, the Company’s operational goals and budget for 2009, and the possibility of a continued decline in economic and business conditions. Prior to setting the 2009 goals, the Compensation Committee discussed the goals with management and with the Company’s outside compensation consultant. Following such discussion, the Compensation Committee set the 2009 performance goals as follows:

(In millions)	Threshold	Target	Maximum
Adjusted Corporate Net Income	$57.7	$68.0	$73.1

Subject to satisfactory performance of individual objectives, achievement of target performance generally results in a 100% of target bonus; achievement of threshold performance generally results in a 50% of target bonus; and achievement of maximum performance generally results in a 150% of target bonus. For example, Mr. Fellows’ bonus opportunity equals 100% of his base salary. If only threshold performance is achieved, Mr. Fellows’ bonus opportunity would be reduced to 50% of his base salary and if maximum performance is achieved his bonus opportunity would be increased to 150% of his base salary. Amounts between threshold and target and target and maximum are interpolated accordingly. Notwithstanding the foregoing, the Compensation Committee also set a minimum adjusted corporate net income threshold of $57.7 million that had to be achieved before any bonus was paid under any performance criteria.

The Compensation Committee selected Adjusted Corporate Net Income as the performance criteria because the emphasis for 2009 was on preserving profitability in the unfavorable economic environment. At the time the goals were set, they were believed to be challenging, but achievable, provided economic and business conditions did not continue to significantly worsen. Adjusted corporate net income excludes charges for the Company’s previously announced gross margin initiatives and is calculated on a currency neutral basis as compared to 2008 rates. The Compensation Committee based the performance goals on adjusted net income (as opposed to net income calculated in accordance with generally accepted accounting principles) because the Company and the Committee considered this to be the best measure of operating performance for 2009.

With regard to the MBOs for the named executive officers, in January 2009 the Compensation Committee approved the 2009 MBOs for the Chief Executive Officer and reviewed and agreed with the 2009 MBOs recommended by the Chief Executive Officer for each of the other named executive officers. The approved

MBOs consisted of specific initiatives for each executive officer that support and reinforce achievement of the Company’s overall strategic goals and included (i) for Mr. Holiday, the implementation of initiatives relating to business development, information technology, tax, and treasury, (ii) for Mr. McCracken, the implementation of initiatives relating to the 2016 Olympic games and other growth in golf initiatives, as well as matters relating to the Company’s investment in Golf Entertainment International Limited, (iii) for Mr. Laverty, the implementation of initiatives relating to the Company’s gross margin initiatives, inventory management, global distribution and manufacturing, and forecasting, and (iv) for Mr. Yang, the implementation of initiatives relating to the development of existing international businesses as well as new markets, and operations capability. Mr. Fellows’ MBOs were generally a compilation of selected MBOs of the other executive officers. In January 2010, the Compensation Committee evaluated the performance of the Chief Executive Officer and the other executive officers against their MBOs.

2009 Bonus Payout.

The adverse global economic conditions in 2009 ultimately proved to have a greater than anticipated impact on the golf industry and the Company’s business. The Company’s adjusted corporate net income for 2009 was a loss of $11.5 million. As a result, the executive officers were not eligible for a bonus payout under the terms of the 2009 annual incentive plan.

Analysis of Long-Term Incentives.

Value of Awards. The Company’s long-term incentives are designed to drive long-term Company performance, provide a means for retaining executives through long-term vesting, and align the interests of the Company’s executive officers with the interests of the Company’s shareholders by providing an ownership stake in the Company. For each of the named executive officers, a targeted long-term incentive grant value is established. The targeted value varies by position and responsibility and for the named executive officers is reviewed annually. In setting the targeted value, the Compensation Committee consults with its outside compensation consultant, compares the targeted long-term incentive awards to data from the Compensation Comparison Group, and reviews other pertinent broad industry data. It also considers the effect the long-term incentive element would have upon the executive’s total direct compensation. The targeted grant value for each of the named executive officers for 2009 (which was unchanged from 2008) was as follows:

Name	2009 Long-term Incentive Award Target Value
George Fellows	$3,200,000
Bradley J. Holiday	$350,000
Steven C. McCracken	$350,000
David A. Laverty	$350,000
Thomas T. Yang	$350,000

The targeted value of the long-term incentive awards were consistent with the total direct compensation that was targeted for each officer. The disparity in targeted grant values for the Chief Executive Officer compared to the other named executive officers reflects the flat nature of the organization reporting to the Chief Executive Officer as well as differences in comparative market data.

The following is a summary of the long-term incentive awards granted to the named executive officers during 2009 as part of the 2009 executive compensation program:

Name	Date of Grant	No. Shares Underlying RSUs	No. Shares Underlying Stock Options
George Fellows	01/29/09	135,881	900,521
Bradley J. Holiday	01/29/09	14,862	98,495
Steven C. McCracken	01/29/09	14,862	98,495
David A. Laverty	01/29/09	14,862	98,495
Thomas T. Yang	01/29/09	14,862	98,495

Types of Awards. Consistent with the Compensation Committee’s balanced approach to long-term compensation in 2009 (as discussed above), the Compensation Committee determined that the targeted long-term incentive award value for each executive officer would be allocated among different types of awards. In recent prior years, the Compensation Committee had allocated the targeted award values equally among stock options, restricted stock units, and performance shares/units. The performance shares/units typically provided for a payout only if the designated three-year performance goals were achieved. At the time the 2009 awards were granted, the Compensation Committee believed that given the uncertainty in the then current and forecasted economic environment it would be too difficult to set meaningful performance goals. In addition, the Company’s stock price had declined significantly during the second half of 2008 and the Compensation Committee wanted to emphasize the creation of shareholder value through stock appreciation. The Compensation Committee therefore determined to allocate 2/3 of the targeted award values to stock options and 1/3 to restricted stock units for each named executive officer.

Together these awards were designed to motivate an executive to remain with the Company and to increase shareholder value. The restricted stock unit awards provide a retention incentive as they vest solely based upon continued service without regard to Company performance or stock price and upon vesting provide an ownership stake in the Company. They also further align the interests of the Company’s executives with those of the Company’s shareholders as the executives generally have the same long-term economic benefits and risks as does a holder of the Company’s stock. The stock option portion provides an incentive to increase shareholder value directly through stock appreciation as the stock options provide no realizable value in the absence of stock appreciation. These awards remain consistent with the Compensation Committee’s guiding principles in that a majority of these long-term incentives are performance-based and all were equity-based. Additional information concerning each of these awards follows:

Stock Options. A stock option award is the grant of a right to purchase the Company’s Common Stock at a fixed purchase price per share and is designed to reward an executive for absolute stock appreciation. Stock options are performance based awards in that they have no realizable value unless there is stock appreciation. The stock options granted to the named executive officers in 2009 vest ratably over a three-year period (with 1/3 vesting in each of the first three years on the anniversary of the grant date) and are for a ten-year term, subject to earlier cancellation in connection with a termination of employment. The number of shares subject to the stock option is determined based upon the targeted stock option value for the named executive officer divided by the estimated value of a stock option for one share. The estimated value is based upon the same Black-Scholes option valuation model used by the Company for financial reporting purposes. The stock options were granted at exercise prices equal to the fair market value of the Company’s stock on the date of grant (i.e., the closing stock price as reported on the New York Stock Exchange).

Restricted Stock Units. A restricted stock unit is a contingent right to receive one share of Common Stock of the Company upon vesting of the award. A restricted stock unit generally provides the same incentive as restricted stock, except that the holder of a restricted stock unit is not entitled to voting rights or cash dividends. The holders of the restricted stock units, however, do accrue dividend equivalent rights in the form of additional restricted stock units. The additional units only vest to the extent the underlying units vest. The number of units granted to the named executive officers in 2009 was based upon the targeted restricted stock unit value divided by the closing price of the Company’s Common Stock on the date of grant. The restricted stock units granted in 2009 vest and the restrictions lapse on the third anniversary of the date of grant. If a named executive officer voluntarily leaves the Company without good reason or is terminated for substantial cause prior to the third anniversary of the date of grant, he forfeits the restricted stock units and his right to receive the Company’s stock.

Approval and Timing of Grants. The Compensation Committee has adopted specific guidelines that govern the approval and timing of equity awards, including stock options, restricted stock and restricted stock units. The guidelines provide that (i) all equity award grants must be approved by the Compensation Committee, (ii) the annual equity awards will be approved at a regularly scheduled or special meeting of the Compensation Committee with the effective date of grant being the second trading day following the Company’s announcement of actual full year financial results, (iii) promotion or other special event award grants will be approved at the first regularly scheduled meeting of the Compensation Committee following the applicable event with the effective date of grant being on the first trading day of the month following the month in which such approval is obtained, and (iv) new hire award grants will be approved at a regularly scheduled or special meeting of the Compensation Committee prior to the date the employee commences employment or the first regularly scheduled meeting of the Compensation Committee following the date of hire. The effective date of grant of the new hire awards will be the date the employee commences employment if the approval occurred prior to such date or the first trading day of the month following the month in which approval is obtained if the approval occurs subsequent to the date on which the employee commences employment. The Compensation Committee’s approval includes the eligible participants, type of awards (e.g., stock options or restricted stock units), the size of award for each participant, the performance criteria where applicable, as well as the other terms of the awards and program. In accordance with these guidelines, the annual long-term incentive awards for 2009 were approved by the Compensation Committee on January 20, 2009 and the awards were effective on January 29, 2009. The closing price of the Company’s Common Stock on the date of approval was $8.42.

Special Retention Incentive Grant

As economic conditions began to improve during the latter part of 2009, the Compensation Committee and the full Board became increasingly concerned about retention issues. The adverse global economic conditions had a significant adverse effect on the Company’s financial results for the second half of 2008 and all of 2009. This in turn adversely affected the Company’s annual incentive plan in 2008 and 2009. These conditions also adversely affected the Company’s outstanding performance share/unit awards for the 2006-2008 , 2007-2009, and 2008-2010 performance periods, resulting in no payouts or expected payouts under those awards based upon forecasted Company performance. In addition, all outstanding restricted stock/unit awards had significantly decreased in value and all outstanding stock options were underwater and had no intrinsic value. As a result, the retention value of the outstanding awards had been materially diminished.

The Compensation Committee worked with its outside compensation consultant to evaluate alternatives for increasing the retention value of the outstanding awards or providing a meaningful additional retention incentive. Following a lengthy and diligent process, including numerous meetings and conference calls, the Compensation Committee (and in the case of the Chief Executive Officer all of the independent directors) ultimately determined to make a special retention incentive grant consisting of phantom stock units as follows:

Name	Date of Grant	No. Cash Units Underlying Phantom Shares
George Fellows	12/29/09	254,130
Bradley J. Holiday	12/29/09	50,826
Steven C. McCracken	12/29/09	44,473
David A. Laverty	12/29/09	69,886
Thomas T. Yang	12/29/09	69,886

Phantom Stock Units. Each phantom stock unit represents the contingent right to receive a cash payment upon vesting in an amount equal to the value of one share of the Company’s common stock on the vesting date. The units are scheduled to vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date, provided the recipient remains employed by the Company on the vesting date. The units do not accrue dividends or dividend equivalent rights. These awards further align the interests of the executive officers with the Company’s shareholders as they generally provide the same economic benefits as share ownership until the vesting date.

Benefits and Perquisites.

Various benefits are established for the named executive officers to enhance productivity, provide for healthcare needs, and encourage work/life balance. The Company’s primary benefits for executives include the Company’s health, dental and vision plans, and various insurance plans, including life, long-term disability, and accidental death and dismemberment insurance, as well as paid time off (although to decrease costs during 2009 the Company decreased the amount of paid time off each named executive officer was entitled to accrue). The Company covers the costs of an annual physical, the costs of tax and estate planning fees and provides an annual automobile allowance. Consistent with the Company’s position as a leader in the golf industry, many executives are provided subsidized country club memberships and a limited amount of the Company’s products. The Company also offers participation in the Company’s employee stock purchase plan (which enables employees to purchase a limited amount of Company stock at a 15% discount through payroll deductions). In connection with the hiring of a new executive officer, the Company may also provide relocation assistance when necessary. See the Summary Compensation Table and related notes in this Proxy Statement for additional information about the value of benefits and perquisites received in 2009.

Retirement Plans.

The Company does not provide the executive officers with any defined benefit pension plans or supplemental executive retirement plans (SERPS), or other similar types of retirement benefits. The only retirement benefit the Company currently provides the named executive officers is the right to participate in the Company’s 401(k) Retirement Investment Plan. The Company previously had an executive deferred compensation plan but that plan was terminated in October of 2009.

The Company’s 401(k) plan allows participants to contribute a portion of their compensation into the Plan with the Company providing a matching contribution of up to 6% of the participant’s compensation (subject to a maximum matching contribution of up to $14,700 in 2009). The funds held in the 401(k) plan are invested through Vanguard in various funds selected by the participant. In March 2009, as part of the Company’s efforts to reduce costs in light of the unfavorable economic and business conditions, the Company suspended the Company’s matching contributions under the plan. The matching contributions were reinstituted for 2010.

Prior to its termination, the Company’s executive deferred compensation plan allowed participants to defer receipt of their base salary and/or short-term (annual) incentive payments into cash accounts that mirror the gains and/or losses of several different investment funds selected by the Company. The Company is not required to make any contributions to the executive deferred compensation plan and to date the Company has not made any discretionary contributions. The plan is not funded by the Company, and participants have an unsecured contractual commitment by the Company to pay the amounts due under the plan from the general assets of the Company. In 2009, due to a low level of participation, the Company terminated the executive deferred compensation plan and all amounts under the plan will be distributed by the end of 2010.

Employment Agreements.

The Company has entered into an employment agreement with each of the named executive officers. The Company’s employment contracts are generally based upon a standard form of agreement with some differences for the Chief Executive Officer. Each employment agreement generally requires the executive officer to devote his full productive time and best efforts to the Company, to hold in confidence all trade secrets and proprietary information he receives from the Company and to disclose and assign to the Company any inventions and innovations he develops during the course of employment with the Company. The employment agreements set forth the base salary, incentive compensation, and in general terms the benefits and perquisites that the executive officer is entitled to as described above. The employment agreements also set forth the benefits and rights the executive officer is entitled to upon termination of employment and upon a change-in-control of the Company. These rights are described below and tables quantifying the potential payments to the named executive officers upon the occurrence of such events are included with the other compensation tables included in this Proxy Statement. The employment agreements for the Company’s executive officers are on file with the Securities and Exchange Commission.

CEO Employment Agreement. In December 2009, the Compensation Committee, along with the Company’s other independent directors, amended Mr. Fellows’ employment agreement primarily to extend the term of his employment agreement an additional year until December 15, 2012 and to provide for a long-term incentive award for the additional year at his current targeted long-term incentive award value.

Forfeitures. Each of the employment agreements for the named executive officers also contains certain forfeiture provisions. If the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirements under the United States Securities laws as a result of the intentional misconduct or gross negligence of a named executive officer, or if the named executive officer is one of the persons subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, then, in addition to any penalty prescribed by Section 304, the named executive officer is required to forfeit (i) any bonus paid within the 12 month period following the filing of the misstated document, (ii) any gain on the sale of Company securities during the same period, (iii) the right to receive special severance and incentive payments, and (iv) any unvested and/or unexercised long-term incentive compensation awards.

Severance Arrangements.

Whether an executive officer is entitled to any severance benefits upon termination of employment depends upon the reason for the termination of employment. If an executive officer voluntarily resigns or is terminated by the Company for “substantial cause,” then the executive officer is generally not entitled to any severance benefits. In this case, the term “substantial cause” means the executive officer’s (i) failure to substantially perform his duties, (ii) material breach of the employment agreement, (iii) misconduct, including use or possession of illegal drugs during work and/or any other action that is damaging or detrimental in a significant manner to the Company, (iv) conviction of, or plea of guilty or nolo contendere to, a felony, or (v) failure to cooperate with, or any attempt to obstruct or improperly influence, any investigation authorized by the Board of Directors or any governmental or regulatory agency.

If the executive officer’s employment is terminated by the Company without “substantial cause” or by the employee because the Company materially breached the employment agreement or (except in the case of Mr. Fellows) failed to renew the employment agreement upon expiration of its term, then the executive officer is generally entitled to severance benefits. These severance benefits are based upon an assessment of competitive market terms and a determination of what is needed to attract and retain the executive officers. Having negotiated these terms in advance allows for an orderly and amicable separation of an executive, including the obtainment for the Company’s benefit of a release of claims and the provision of an incentive for the executive not to compete with the Company as discussed below. The severance benefits consist of (i) a payment equal to the executive officer’s annual base salary in the case of Mr. Fellows or equal to the executive officer’s annual target bonus in the case of the other named executive officers, in both cases pro rated based upon the number of days worked that year, (ii) accelerated vesting of certain long-term incentive awards, (iii) “special severance,” provided the executive officer executes a release of claims in favor of the Company and provided the executive officer does not engage in any disparaging conduct or communications, and (iv) “incentive payments,” provided the executive officer chooses not to engage in any business that competes with the Company. Special severance consists of (a) the payment of COBRA and/or CalCOBRA premiums for the severance period, (b) (except for Mr. Fellows) the continuation of the tax and estate financial planning services benefit for the severance period, (c) (except for Mr. Fellows) outplacement services for one year, (d) (except for Mr. Fellows) the payment of a portion of the executive officer’s salary and target bonus for the severance period, and (e) in the case of Mr. Fellows, the continuation of his then current annual base salary from the date of termination through his severance period, prorated for any partial years of services. Incentive payments consist of (except in the case of Mr. Fellows) the payment of a portion of the executive officer’s salary and target bonus for the severance period, and in the case of Mr. Fellows the payment of an amount equal to his then current annual base salary for the severance period. Set forth below for each named executive officer is the severance period, the equity awards that would be subject to accelerated vesting, and the amount of special severance and incentive payments to be paid during the severance period:

Name of Officer	Severance Period	Accelerated Vesting	Special Severance	Incentive Payments
George Fellows	Through December 15, 2012	All outstanding unvested equity and non-equity long-term incentive awards	An amount equal to base salary for the remainder of severance period	An amount equal to base salary for the remainder of severance period

Bradley J. Holiday Steven C. McCracken	18 months	All outstanding unvested equity and non-equity long-term incentive awards	.75 times annual base salary and target bonus payable over 18 months	.75 times annual base salary and target bonus payable over 18 months

David A. Laverty Thomas T. Yang	12 months	All outstanding unvested equity and non-equity long-term incentive awards that would have vested within 12 months of the termination of employment	.50 times annual base salary and target bonus payable over 12 months	.50 times annual base salary and target bonus payable over 12 months

In addition, in the case of Mr. Fellows, the Company also provides severance benefits when the termination of employment is due to a permanent disability. These benefits are generally less in amount as they are primarily designed to provide financial assistance to the executive until the Company’s long-term disability insurance benefits commence. As a result, these benefits consist of (i) the continuation of base salary for six months, (ii) the payment of a lump sum equal to the then current annual base salary prorated for that portion of the year worked, (iii) the immediate vesting of all unvested equity and non-equity Long Term Incentive awards, and (iv) the payment of COBRA insurance premiums for 12 months.

Change-in-Control Arrangements.

To provide independent leadership consistent with the shareholders’ best interests in the event of an actual or threatened change in control of the Company, the Company’s employment agreements with its officers, including the named executive officers, provide certain protections in the event of a change in control. A “change in control” of the Company is defined, in general, as the acquisition by any person of beneficial ownership of 30% or more of the voting stock of the Company, the incumbent members of the Board of Directors cease to constitute a majority of the Board of Directors, certain business combinations of the Company, or any shareholder-approved or court-ordered plan of liquidation of the Company.

The Company’s change-in-control benefits provide for a double trigger prior to payment. In other words, there must be both a change in control and a “termination event” (described below) within one year following a change in control. In the event there is such a change in control and termination event with respect to Messrs. Fellows, McCracken, Holiday, Laverty or Yang, then the affected executive officer is generally entitled to the benefits to which he is entitled for a termination by the Company without substantial cause as described above, except that the amount of special severance and incentive payments is increased. The special severance and incentive payments for each of the named executive officers upon a termination event following a change in control would be as follows:

Name of Officer	Change-in-Control Special Severance	Change-in-Control Incentive Payments
George Fellows	1.5 times annual base salary and prior year target bonus, payable over 36 months	1.5 times annual base salary and prior year target bonus, payable over 36 months

Bradley J. Holiday Steven C. McCracken	1.495 times annual base salary and target bonus, payable over 36 months	1.495 times annual base salary and target bonus, payable over 36 months

David A. Laverty Thomas T. Yang	1.0 times annual base salary and target bonus, payable over 24 months	1.0 times annual base salary and target bonus, payable over 24 months

For this purpose, a “termination event” means the occurrence of any of the following: (i) the termination or material breach of the employment agreement by the Company, (ii) failure by the successor company to assume the employment agreement, (iii) any material diminishment in the position or duties of the executive officer, (iv) any reduction in compensation or benefits, or (v) any requirement that the executive officer relocate his principal residence. Finally, if a change in control occurs six months following Mr. Fellows’ termination of employment and that change in control is the direct result of discussions that were ongoing at the date of termination, then he will be entitled to receive special severance and incentive payments each in the amount of the change-in-control amounts set forth above.

In addition, the terms governing the long-term incentive awards granted to each of the named executive officers generally provide for the vesting of the awards immediately prior to a change in control, unless the Compensation Committee takes action to provide that they do not vest. The Company’s 401(k) Retirement Investment Plan also provides for full vesting of all participant accounts immediately prior to a change in control.

Excise Taxes.

At the time Mr. Fellows’ joined the Company in 2005, his negotiated employment agreement provided that, to the extent any change in control payments and benefits provided to Mr. Fellows under the employment agreement or any other agreement constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code or are otherwise subject to the excise tax imposed by Section 4999 of the Code, then the Company would indemnify Mr. Fellows for the amount of any such excise taxes. These provisions were not affected by the amendments to Mr. Fellows’ employment agreement. Upon the expiration of Mr. Fellows’ current employment agreement, the Company has no further obligation to indemnify him for any such excise taxes.

Consistent with current trends in compensation practices, the Compensation Committee has discontinued its practice of providing indemnification for excise taxes for the Company’s other officers. As a result, the employment agreements for the other named executive officers do not obligate the Company to provide indemnification for excise taxes. Furthermore, the employment agreements for the named executive officers, excluding Mr. Fellows, provide that to the extent that any or all of the change in control payments and benefits provided to the executive under the employment agreement or any other agreement constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and would otherwise be subject to the excise tax imposed by Section 4999 of the Code, then the aggregate amount of such change in control payments and benefits would be reduced by the minimum amounts necessary to equal one dollar less than the amount which would result in such payments and benefits being subject to such excise tax.

For additional information regarding the Company’s severance and change in control arrangements with the named executive officers, see the Potential Payments Upon Termination or Change in Control section of this Proxy Statement.

Stock Ownership Requirements.

In order to promote ownership of the Company’s Common Stock by the Company’s non-management directors and executive officers and thereby more closely align their interests with the interests of the Company’s shareholders, the Board of Directors has adopted stock ownership guidelines requiring the Company’s non-management directors and executive officers to hold the Company’s Common Stock in at least the following minimum amounts:

Chief Executive Officer	3x Base Salary
Other Executive Officers
Senior Executive Vice Presidents	1x Base Salary
Senior Vice Presidents	1x Base Salary
Non-Employee Directors	3x Annual Retainer

The minimum share ownership amounts are required to be achieved within five years of an individual first becoming subject to these guidelines. All shares for which an executive officer is deemed to be the beneficial owner under Section 16 of the Exchange Act, including shares held in a living trust for the executive’s benefit, count towards this ownership requirement. Restricted stock and restricted stock unit awards held by the executive count towards the holding requirements; whereas stock options and performance share units do not count toward this ownership requirement until the shares are issued. Unless a non-management director or executive officer is in compliance with these guidelines, he is required to retain and hold 50% of any “net shares” of Common Stock issued in connection with any equity-based awards granted under the Company’s executive compensation plans after such non-management director or executive officer first becomes subject to these guidelines. “Net shares” are those shares that remain after shares are sold or withheld (i) to pay the exercise price and withholding taxes in the case of stock options or (ii) to pay withholding taxes in the case of restricted stock, restricted stock units or performance shares.

Compensation Committee Interlocks and Insider Participation

In 2009, the Company’s executive officer compensation matters were handled by the Compensation and Management Succession Committee. The Compensation Committee is currently comprised of the following directors: Messrs. Armacost, Beard, Cushman, and Rosenfield. Mr. Thornley served on the Committee until May 2009. During the times of their committee service during 2009, all of the members of the Compensation Committee were determined to be independent and there were no compensation committee interlocks.

Summary Compensation Table

The following table summarizes the fiscal years 2009, 2008 and 2007 compensation of the Company’s (i) principal executive officer, (ii) principal financial officer, and (iii) three other most highly compensated executive officers, as required by the applicable Securities and Exchange Commission disclosure requirements. For a description of the components of the Company’s 2009 executive compensation program and the material terms of the named executive officers’ individual employment agreements, see “Compensation Discussion and Analysis — Components of the 2009 Executive Compensation Program” and “— Employment Agreements.”

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)(2)	Option Awards(1)(3)	Non-Equity Incentive Plan Compen- sation(4)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings(5)	All Other Compen- sation(6)(7)		Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
George Fellows	2009	$925,000	$—	$3,066,667	$2,133,333	$—	$—	$136,105	(8)	$6,261,105
President and Chief Executive Officer	2008	$923,654	$—	$2,066,667	$2,066,667	$311,231	$—	$145,269		$5,513,488
	2007	$874,038	$—	$1,066,667	$1,066,667	$1,312,500	$—	$134,007		$4,453,879

Bradley J. Holiday	2009	$500,000	$—	$516,667	$233,333	$—	$—	$36,659	(9)	$1,286,659
Senior Executive Vice President and Chief Financial Officer	2008	$500,000	$—	$116,667	$116,667	$93,500	$—	$44,375		$871,209
	2007	$500,000	$—	$133,333	$133,333	$441,000	$—	$54,275		$1,261,941

Steven C. McCracken	2009	$550,000	$—	$466,667	$233,333	$—	$—	$52,146	(10)	$1,302,146
Senior Executive Vice President and Chief Administrative Officer	2008	$550,000	$—	$116,667	$116,667	$102,850	$—	$66,050		$952,234
	2007	$550,000	$—	$133,333	$133,333	$479,531	$—	$64,996		$1,361,193

David A. Laverty	2009	$360,000	$—	$666,667	$233,333	$—	$—	$43,490	(11)	$1,303,490
Senior Vice President, Global Operations	2008	$358,538	$—	$116,667	$116,667	$66,421	$—	$52,954		$711,247
	2007	$334,558	$—	$113,769	$124,482	$248,738	$—	$125,664		$947,211

Thomas T. Yang	2009	$385,000	$—	$666,667	$233,333	$—	$—	$39,272	(12)	$1,324,272
Senior Vice President, International	2008	$383,731	$—	$116,667	$116,667	$71,096	$—	$237,015		$925,176
	2007	$359,654	$25,000	$100,000	$100,000	$267,300	$—	$47,729		$899,683

(1)	As a result of new SEC rules, companies must now report the value of equity awards based on the aggregate grant date fair value as described in Note (2) below. This represents a change from the prior rules, which required the values to be reported based on the amount expensed for financial reporting purposes. Accordingly, equity awards granted in 2007 and 2008 were recomputed to conform to this new rule. As such, the amounts presented represent the aggregate grant date fair value of the equity awards granted in each of those years.
(2)	Represents the aggregate grant date fair value of restricted stock units and phantom stock units calculated for financial reporting purposes for the year utilizing the provisions of Accounting Standards Codification Topic 718, “Compensation — Stock Compensation” (“ASC 718”), rather than an amount paid to or realized by the named executive officer. See Note 13, “Share-Based Compensation,” to the Company’s Audited Consolidated Financial Statements set forth in the Company’s Form 10-K for the year ended December 31, 2009 (the “10-K”) for information concerning the ASC 718 values, which are based on the fair value of the Company’s Common Stock on the date of grant. There can be no assurance that the ASC 718 amounts will ever be realized by the named executive officer.
(3)	Represents the aggregate grant date fair value of stock options calculated for financial reporting purposes for the year utilizing the provisions of ASC 718, rather than an amount paid to or realized by the named executive officer. See Note 13, “Share-Based Compensation,” to the Company’s Audited Consolidated Financial Statements set forth in the Company’s 10-K for the assumptions made in determining ASC 718 values. There can be no assurance that the ASC 718 amounts will ever by realized by the named executive officer.
(4)	The amounts in this column represent the actual amounts paid under the Company’s annual cash incentive program for 2007 and 2008. There were no amounts paid under the 2009 annual incentive program. For additional information regarding this program, see “Compensation Discussion and Analysis — Components of the 2009 Executive Compensation Program — Analysis of Annual Incentives.”
(5)	The Company’s nonqualified deferred compensation plan is not subject to above market or Company-subsidized returns and therefore no amounts are reported in this column. For additional information see the “Nonqualified Deferred Compensation in Fiscal Year 2009” table.

(6)	Includes perquisites and personal benefits. All named executive officers are eligible to elect any or all of the following perquisites, subject to certain cost and other limitations set forth in the Company’s internal policies: (i) tax and estate planning services, (ii) annual physical, (iii) country club dues reimbursement, (iv) supplemental long-term disability insurance, and (v) certain of the Company’s products (e.g. golf clubs and balls) for personal use. Additional types of perquisites and personal benefits granted to individual named executive officers are disclosed and quantified in additional footnotes to this table, in accordance with applicable Securities and Exchange Commission disclosure requirements.
(7)	The Company believes the dollar value of any dividends and other earnings paid or accrued on unvested restricted stock and restricted stock unit awards is factored into the grant date fair value calculated in accordance with ASC 718 and reported in column (i) of the table entitled “Grants of Plan-Based Awards.” Accordingly, neither the dollar values of the cash dividends paid on the named executive officers’ restricted stock awards in 2009 nor the dollar values of dividend equivalent rights accrued with respect to the named executive officers’ restricted stock units in 2009 are reported as “All Other Compensation” in column (i) of this table. For each of the named executive officers other than Mr. Fellows, the aggregate dollar value of dividends paid and dividend rights accrued during 2009 was less than $10,000. During 2009, Mr. Fellows accrued $35,961 in dividend equivalent rights on unvested restricted stock units. The dividend equivalent rights that accrue on restricted stock unit awards vest only if the underlying award vests.
(8)	Includes a $6,404 Company matching contribution under its 401(k) Retirement Investment Plan, $11,725 of term life insurance premiums and a payment of $67,500 to assist Mr. Fellows with travel expenses not otherwise reimbursable under the Company’s policies. Also includes $50,476 of total perquisites and other personal benefits including $22,038 in country club dues reimbursement, $12,000 in auto allowance, as well as items (i), (iv) and (v) described above in footnote 6.
(9)	Includes a $3,462 Company matching contribution under its 401(k) Retirement Investment Plan and $33,197 of total perquisites and other personal benefits comprised of $12,000 in auto allowance, a $9,615 cash payment for accrued but unused paid time off pursuant to the Company’s Paid Time Off policy, $5,396 in tax and estate planning services, as well as items (iii), (iv) and (v) described above in footnote 6.
(10)	Includes a $3,808 Company matching contribution under its 401(k) Retirement Investment Plan and a $10,577 cash payment for accrued but unused paid time off pursuant to the Company’s Paid Time Off policy. Also includes $37,761 of total perquisites and other personal benefits comprised of $12,000 in auto allowance, $10,719 in country club dues reimbursement, $6,335 in tax and estate planning services, as well as items (ii), (iv) and (v) described above in footnote 6.
(11)	Includes a $2,492 Company matching contribution under its 401(k) Retirement Investment Plan and a $13,846 cash payment for accrued but unused paid time off pursuant to the Company’s Paid Time Off policy. Also includes $27,152 of total perquisites and other personal benefits comprised of $12,000 in auto allowance, $5,548 in tax and estate planning services, as well as items (ii), (iii), (iv) and (v) described above in footnote 6.
(12)	Includes a $2,665 Company matching contribution under its 401(k) Retirement Investment Plan and a $14,808 cash payment for accrued but unused paid time off pursuant to the Company’s Paid Time Off policy. Also includes $21,799 of total perquisites and other personal benefits comprised of $12,000 in auto allowance, as well as items (ii), (iii), (iv) and (v) described above in footnote 6.

Grants of Plan-Based Awards in Fiscal Year 2009

The following table sets forth certain information with respect to grants of awards to the named executive officers under the Company’s non-equity and equity incentive plans during fiscal year 2009. For additional information concerning the annual and long-term incentives included in the Company’s executive compensation programs, see “Compensation Discussion and Analysis — Components of the 2009 Executive Compensation Program.”

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
George Fellows	N/A	(4)	462,500	925,000	1,387,500	—	—	—	—	—	—	—
President and Chief Executive Officer	12/29/2009 1/29/2009		— —	— —	— —	— —	— —	— —	254,130 135,881	— —	— —	2,000,000 1,066,667
	1/29/2009		—	—	—	—	—	—	—	900,521	7.85	2,133,333

Bradley J. Holiday	N/A	(4)	137,500	275,000	412,500	—	—	—	—	—	—	—
Senior Executive Vice President and Chief Financial Officer	12/29/2009 1/29/2009		— —	— —	— —	— —	— —	— —	50,826 14,862	— —	— —	400,000 116,667
	1/29/2009		—	—	—	—	—	—	—	98,495	7.85	233,333

Steven C. McCracken	N/A	(4)	151,250	302,500	453,750	—	—	—	—	—	—	—
Senior Executive Vice President and Chief Administrative Officer	12/29/2009 1/29/2009		— —	— —	— —	— —	— —	— —	44,473 14,862	— —	— —	350,000 116,667
	1/29/2009		—	—	—	—	—	—	—	98,495	7.85	233,333

David A. Laverty	N/A	(4)	99,000	198,000	297,000	—	—	—	—	—	—	—
Senior Vice President, Global Operations	12/29/2009 1/29/2009		— —	— —	— —	— —	— —	— —	69,886 14,862	— —	— —	550,000 116,667
	1/29/2009		—	—	—	—	—	—	—	98,495	7.85	233,333

Thomas T. Yang	N/A	(4)	105,875	211,750	317,625	—	—	—	—	—	—	—
Senior Vice President, International	12/29/2009 1/29/2009		— —	— —	— —	— —	— —	— —	69,886 14,862	— —	— —	550,000 116,667
	1/29/2009		—	—	—	—	—	—	—	98,495	7.85	233,333

(1)	The amounts shown in column (i) with a grant date value of December 29, 2009 reflect the grant of phantom stock units (PSUs) to the named executive officers as a special retention incentive. Each PSU represents the right to receive upon vesting a cash payment equal to the value of one share of the Company’s common stock on the vesting date. The PSUs are scheduled to vest as follows: 50% on December 29, 2011 and 50% on December 29, 2012 provided that the recipient remains employed by the Company on the date of vesting. The PSUs do not have voting rights and do not accrue dividend equivalent rights. The amounts shown in column (i) with a grant date value of January 29, 2009 reflect the number of units underlying restricted stock unit awards granted pursuant to the 2004 Equity Incentive Plan. Each unit represents the right to receive one share of the Company’s Common Stock upon vesting of the award. These RSUs are subject to cliff vesting on the third anniversary of the grant date provided the recipient remains employed by the Company on the vesting date. RSUs do not have voting rights, but do accrue dividend equivalent rights in the form of additional restricted stock units. The additional units vest only to the extent the underlying units vest. The RSUs granted in 2009 accrued dividend equivalent rights during 2009, but the amounts shown in column (i) do not include the additional units accrued. See column (g) of the table below entitled “Outstanding Equity Awards at Fiscal Year-End 2009” for information regarding accrued dividend equivalent rights.
(2)	The amounts shown in column (j) reflect the number of shares underlying stock options granted pursuant to the 2004 Equity Incentive Plan. Stock options vest ratably over a three-year period and have a ten-year term.
(3)	The exercise price per share of all options granted in 2009 equals the closing market price per share of the Company’s Common Stock on the grant date. As reported by the New York Stock Exchange, the closing price per share of the Company’s Common Stock was $7.85 on January 29, 2009.
(4)	The amounts shown in columns (c), (d) and (e) of this row reflect the estimated threshold, target and maximum amounts that could have been paid to the named executive officer under the 2009 annual cash incentive program, the material terms of which are described under “Compensation Discussion and Analysis — Components of the 2009 Executive Compensation Program — Analysis of Annual Incentives”. No amounts were or will be paid out under the 2009 program as the requisite performance criteria were not achieved.

Outstanding Equity Awards at Fiscal Year-End 2009

		Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)(3)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
(a)		(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)
George Fellows	12/292009	—	—	—	—	—	—		—	254,130	$1,916,140
President and Chief Executive Officer	1/29/2009	—	900,521	—	$7.85	1/29/2019	—		—	—	—
	1/29/2009	—	—	—	—	—	137,742	(6)	$1,038,575	—	—
	9/3/2008	86,200	172,398	—	$14.04	9/3/2018	—		—	—	—
	9/3/2008	—	—	—	—	—	73,099	(7)	$551,169	—	—
	1/14/2008	89,269	178,536	—	$14.92	1/14/2018	—		—	—	—
	1/14/2008	—	—	—	—	—	74,201	(8)	$559,472	—	—
	1/16/2007	184,513	92,256	—	$14.37	1/16/2017	—		—	—	—
	1/16/2007	—	—	—	—	—	78,312	(9)	$590,476	—	—
	8/1/2005	400,000	—	—	$14.93	8/1/2015	—		—	—	—

Bradley J. Holiday	12/292009	—	—	—	—	—	—		—	50,826	$383,228
Senior Executive Vice President and Chief Financial Officer	1/29/2009	—	98,495	—	$7.85	1/29/2019	—		—	—	—
	1/29/2009	—	—	—	—	—	15,066	(10)	$113,594	—	—
	1/14/2008	9,764	19,528	—	$14.92	1/14/2018	—		—	—	—
	1/14/2008	—	—	—	—	—	8,116	(11)	$61,196	—	—
	1/16/2007	23,065	11,532	—	$14.37	1/16/2017	—		—	—	—
	1/16/2007	—	—	—	—	—	9,789	(12)	$73,812	—	—
	1/27/2006	31,677	—	—	$15.04	1/27/2016	—		—	—	—
	1/18/2005	77,778	—	—	$12.94	1/18/2015	—		—	—	—
	1/30/2004	100,000	—	—	$17.91	1/30/2014	—		—	—	—
	1/21/2003	50,000	—	—	$12.25	1/21/2013	—		—	—	—
	1/29/2002	75,000	—	—	$16.56	1/29/2012	—		—	—	—
	1/19/2001	50,000	—	—	$19.69	1/19/2011	—		—	—	—

Steven C. McCracken	12/292009	—	—	—	—	—	—		—	44,473	$335,326
Senior Executive Vice President and Chief Administrative Officer	1/29/2009	—	98,495	—	$7.85	1/29/2019	—		—	—	—
	1/29/2009	—	—	—	—	—	15,066	(10)	$113,594	—	—
	1/14/2008	9,764	19,528	—	$14.92	1/14/2018	—		—	—	—
	1/14/2008	—	—	—	—	—	8,116	(11)	$61,196	—	—
	1/16/2007	23,065	11,532	—	$14.37	1/16/2017	—		—	—	—
	1/16/2007	—	—	—	—	—	9,789	(12)	$73,812	—	—
	1/27/2006	31,677	—	—	$15.04	1/27/2016	—		—	—	—
	1/18/2005	33,333	—	—	$12.94	1/18/2015	—		—	—	—
	1/30/2004	96,500	—	—	$17.91	1/30/2014	—		—	—	—
	1/19/2001	50,000	—	—	$19.69	1/19/2011	—		—	—	—

		Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)(3)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
(a)		(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)
David A. Laverty	12/292009	—	—	—	—	—	—		—	69,886	$526,940
Senior Vice President, Global Operations	1/29/2009	—	98,495	—	$7.85	1/29/2019	—		—	—	—
	1/29/2009	—	—	—	—	—	15,066	(10)	$113,594	—	—
	1/14/2008	9,764	19,528	—	$14.92	1/14/2018	—		—	—	—
	1/14/2008	—	—	—	—	—	8,116	(11)	$61,196	—	—
	8/22/2007	12,095	6,047	—	$17.20	8/22/2017	—		—	—	—
	8/22/2007	—	—	—	—	—	5,091	(13)	$38,389	—	—
	1/16/2007	5,204	2,602	—	$14.37	1/16/2017	—		—	—	—
	1/16/2007	—	—	—	—	—	2,209	(14)	$16,657	—	—
	8/1/2006	13,934	—	—	$13.03	8/1/2016	—		—	—	—

Thomas T. Yang	12/292009	—	—	—	—	—	—		—	69,886	526,940
Senior Vice President, International	1/29/2009	—	98,495	—	$7.85	1/29/2019	—		—	—	—
	1/29/2009	—	—	—	—	—	15,066	(10)	$113,594	—	—
	1/14/2008	9,764	19,528	—	$14.92	1/14/2018	—		—	—	—
	1/14/2008	—	—	—	—	—	8,116	(11)	$61,196	—	—
	1/16/2007	17,299	8,649	—	$14.37	1/16/2017	—		—	—	—
	1/16/2007	—	—	—	—	—	7,342	(15)	$55,357	—	—
	7/20/2006	21,983	—	—	$12.31	7/20/2016	—		—	—	—

(1)	Stock options generally have a ten-year term and vest and become exercisable ratably over a three-year period (with 1/3 of the underlying shares vesting on each of the first three anniversaries of the grant date), subject to accelerated vesting upon termination of employment by the Company without substantial cause or by the named executive officer for good reason or in the event of a change in control of the Company as described under “Compensation Discussion and Analysis — Employment Agreements — Severance Arrangements” and “— Change-in-Control Arrangements.”
(2)	Upon termination of employment, the named executive officer generally has until the earlier of one year from the date of termination or the option expiration date to exercise his vested options. However, the options may be cancelled and rescinded and proceeds may be forfeited if the named executive officer improperly discloses or misuses confidential information or trade secrets of the Company. In addition, the terms of certain of Mr. Fellows’ options granted to him provide that if he remains employed with the Company for the designated period of time, then upon termination of employment he would have until the earlier of three years after termination or the expiration of the options to exercise those options.
(3)	Amounts in column (g) represent restricted stock awards and restricted stock unit awards that generally vest in full on the third anniversary of the grant date (except that Mr. Fellows’ September 3, 2008 restricted stock unit grant is scheduled to vest on December 15, 2011). No portion of the awards vest prior to the third anniversary of the grant date, subject to accelerated vesting upon termination of employment by the Company without substantial cause or by the named executive officer for good reason or in the event of a change in control of the Company as described under “Compensation Discussion and Analysis — Employment Agreements — Severance Arrangements” and “— Change-in-Control Arrangements.”
(4)	Market value based on $7.54 per share, which was the closing market price of the Company’s Common Stock on December 31, 2009.
(5)	Amounts in column (i) represent phantom stock unit awards that vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date, subject to accelerated vesting upon termination of employment by the Company without substantial cause or by the named executive officer for good reason or in the event of a change in control of the Company as described under “Compensation Discussion and Analysis — Employment Agreements — Severance Arrangements” and “— Change-in-Control Arrangements.”
(6)	Includes 1,861 units reflecting additional shares that may be issued pursuant to accrued dividend equivalent rights.
(7)	Includes 1,874 units reflecting additional shares that may be issued pursuant to accrued dividend equivalent rights.
(8)	Includes 2,708 units reflecting additional shares that may be issued pursuant to accrued dividend equivalent rights.
(9)	Includes 4,083 units reflecting additional shares that may be issued pursuant to accrued dividend equivalent rights.
(10)	Includes 204 units reflecting additional shares that may be issued pursuant to accrued dividend equivalent rights.
(11)	Includes 296 units reflecting additional shares that may be issued pursuant to accrued dividend equivalent rights.
(12)	Includes 510 units reflecting additional shares that may be issued pursuant to accrued dividend equivalent rights.
(13)	Includes 226 units reflecting additional shares that may be issued pursuant to accrued dividend equivalent rights.
(14)	Includes 115 units reflecting additional shares that may be issued pursuant to accrued dividend equivalent rights.
(15)	Includes 383 units reflecting additional shares that may be issued pursuant to accrued dividend equivalent rights.

Option Exercises and Stock Vested in Fiscal Year 2009

The following table sets forth information regarding options exercised and stock awards vested during fiscal year 2009 for the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of shares acquired on vesting (#)(1)	Value Realized on Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)
George Fellows President and Chief Executive Officer	—	—	—	$—

Bradley J. Holiday Senior Executive Vice President and Chief Financial Officer(3)	—	—	10,173	$89,115

Steven C. McCracken Senior Executive Vice President and Chief Administrative Officer(4)	—	—	10,173	$89,115

David A. Laverty Senior Vice President, Operations(5)	—	—	5,871	$37,398

Thomas T. Yang Senior Vice President, International(6)	—	—	6,214	$31,194

(1)	The number of shares reflected in this column reflects the gross number of shares that vested prior to tax withholding.
(2)	The value realized is based upon the gross shares acquired on vesting multiplied by the closing price of the Company’s Common Stock on the date of vesting.
(3)	In connection with the vesting of this restricted stock award, 4,341 shares were withheld by the Company to satisfy the Company’s tax withholding obligation with respect to such awards.
(4)	In connection with the vesting of this restricted stock award, 4,322 shares were withheld by the Company to satisfy the Company’s tax withholding obligation with respect to such awards.
(5)	In connection with the vesting of this restricted stock award, 2,099 shares were withheld by the Company to satisfy the Company’s tax withholding obligation with respect to such awards.
(6)	In connection with the vesting of this restricted stock award, 2,222 shares were withheld by the Company to satisfy the Company’s tax withholding obligation with respect to such awards.

Nonqualified Deferred Compensation in Fiscal Year 2009

Executive Deferred Compensation Plan.

During a portion of 2009, the named executive officers were eligible to participate in the Company’s executive deferred compensation plan (“DCP”). Pursuant to the DCP the participants could defer receipt of up to 75% of base salary and/or 100% of short-term (annual) incentive payments into cash accounts that mirror the gains and/or losses of several different publicly-available mutual funds selected by a committee consisting of members of senior management. In consultation with Clark Consulting, an independent benefits consultant, this committee periodically assessed and made changes to its selection of possible funds for investment. Each participant makes investment allocation decisions from among the funds selected by the committee and the participant’s deferrals are deemed to be invested in such funds as requested. The participant does not actually own any share of the investment options the participant selects and all balances are unsecured contractual commitments of the Company. Other than as described above with respect to base salary, there are no limits on the amount of compensation that can be deferred under the DCP, contributions are made on a pre-tax basis, investment selections may be changed by the participant on a daily basis, and withdrawals may be taken while employed if scheduled in advance during the open enrollment period before each plan (calendar) year, subject to limitations provided by federal tax regulations. Distribution elections for lump sum payments, installment payments or combinations of these types of payments are available for distributions at death, disability or termination of employment, subject to limitations imposed as a result of federal tax regulations. The Company is not required, and to date has not elected, to make any contributions to the DCP. The DCP is not subject to above-market or Company-subsidized returns.

In October 2009, the Company terminated the DCP due to low participation. As a result, Messrs. Holiday and McCracken received distributions of their respective accumulated funds in the plan. Mr. Yang will receive a payout of his accumulated funds in October 2010.

Name	Executive Contributions in 2009 ($)	Registrant Contributions in 2009 ($)	Aggregate Earnings in 2009 ($)(1)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2009 ($)
(a)	(b)	(c)	(d)		(e)	(f)
George Fellows President and Chief Executive Officer	—	—	—		—	—

Bradley J. Holiday Senior Executive Vice President and Chief Financial Officer	—	—	$56,653	(2)	$433,122	—

Steven C. McCracken Senior Executive Vice President and Chief Administrative Officer	—	—	$220,160	(2)	$1,310,454	—

David A. Laverty Senior Vice President, Global Operations	—	—	—		—	—

Thomas T. Yang Senior Vice President, International	—	—	$75,535		—	$298,872

(1)	The earnings reported in column (d) are not above-market or preferential and therefore are not reported in the Summary Compensation Table.
(2)	The earnings reported for Messrs. Holiday and McCracken were earned over the eleven months ending November 30, 2009.

Potential Payments Upon Termination or Change in Control

Each of the named executive officers has an employment agreement with the Company that provides for potential payments to such executive officer or other benefits (e.g., acceleration of vesting of long-term incentive awards) under certain circumstances following termination of employment or upon a change in control of the Company. The types and amounts of these potential payments vary depending on the following circumstances: (i) voluntary resignation by the executive officer or termination by the Company for substantial cause, (ii) termination by the Company without substantial cause, termination by the executive officer following material breach by the Company of the employment agreement or (except in the case of Mr. Fellows) the Company failing to renew the employment agreement within 45 days of expiration of its term, (iii) a termination event within one year following (or for Mr. Fellows in certain circumstances within six months prior to or one year following) a change in control or (iv) permanent disability of the executive officer. In addition, the terms governing the long-term incentive awards granted to each of the named executive officers generally provide for the vesting of the awards immediately prior to a change in control, subject to the Compensation Committee taking action to provide they do not vest. The Company’s 401(k) Retirement Investment Plan provides for full vesting of all Company matching contribution payments for all plan participants, including the named executive officers, immediately prior to a change in control and in the event of a termination due to permanent disability. The potential payments to be made under these varying circumstances, including the conditions and schedules for such payments, are described in this Proxy Statement under “Compensation Discussion and Analysis — Employment Agreements.” That description also provides the relevant definitions of “substantial cause,” “special severance,” “incentive payments,” “change in control,” and “termination event.”

Payments Made Upon Any Termination.

Regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. These amounts include:

•	Accrued but unpaid base salary;

•	Accrued but unused paid time off; and

•	Any balance held in the Company’s executive deferred compensation plan on behalf of the named executive officer (see also “Nonqualified Deferred Compensation in Fiscal Year 2009”).

Basis of Presentation and Underlying Assumptions.

The tables below quantify the potential payments and benefits that would be provided to each named executive officer under each termination or change in control circumstance listed. The amounts shown are based on the assumption that the triggering event took place on December 31, 2009, which was the last business day of 2009, and are based on the $7.54 per share closing market price of the Company’s Common Stock on such date. It also assumes the triggering event resulted in the immediate vesting of all unvested long-term incentives. For the purposes of the following tables, the values for stock options are the intrinsic values of the unvested portion of the stock options accelerated as a result of the applicable triggering event, calculated based on the “spread” (if any) between the closing market price of the Company’s Common Stock on December 31, 2009, and the exercise prices of such accelerated option shares. Such incremental amounts are in addition to the value of the vested portion of these options, if any, and other options held by the named executive officer that were fully vested as of December 31, 2009, as reflected in the “Outstanding Equity Awards at Fiscal Year-End 2009” table. A different valuation method for such accelerated options would be used for purposes of evaluating any excise tax liability pursuant to 280G of the Internal Revenue Code (“IRC”). On December 31, 2009, all of the stock options held by the named executive officers were underwater and therefore had no intrinsic value. The values for the performance cash unit awards reflect the cash values of the 2008-2010 performance awards for target performance, the level at which the awards would have been paid out upon the triggering event. The values for restricted stock unit awards reflect the aggregate market value (based on the per share closing market price) at December 31, 2009 of the number of shares underlying the units for which vesting would have accelerated and restrictions would have lapsed upon the triggering event. The values for phantom stock unit awards reflect the cash payment that would be received based upon the market value of the Company’s common stock on December 31, 2009 assuming accelerated vesting of those awards upon the triggering event. The values of dividend equivalent rights accrued as of December 31, 2009, including fractional shares, are included in the values shown for restricted stock unit awards. Amounts shown for COBRA and CalCOBRA insurance benefits are calculated through the applicable severance period and are based on premiums for COBRA coverage for health, dental, vision and prescription for up to 18 months following termination and thereafter the premiums for CalCOBRA coverage for health and prescription. Such COBRA and CalCOBRA premiums are calculated based on the coverage selected by the executive officers as of December 31, 2009 and are based on premium rates in effect at that time, which coverage and rates may vary during a severance period. Amounts shown for special severance and incentive payments assume continuous compliance with the conditions for payment set forth in the applicable employment agreement. Special severance and incentive payments may be delayed for six months following a termination event pursuant to Section 409A of the IRC and the rules and regulations promulgated thereunder, and such amounts if delayed will be paid promptly after six months with interest calculated at the applicable one-year Treasury Bill rate. Amounts payable to each named executive officer (other than Mr. Fellows) with respect to a change in control or a termination event within one year of a change in control, are subject to reduction in accordance with the officer’s employment agreement to avoid imposition of excise tax for “parachute payments” within the meaning of Section 280G of the IRC. In accordance with his employment agreement, the Company will indemnify and reimburse Mr. Fellows for any excise taxes imposed on him with respect to payments and benefits provided to him upon the specified termination events related to a change in control. See above, “Compensation Discussion and Analysis — Employment Agreements — Excise Taxes.” On December 31, 2009, parachute payment valuations would not result in any 280G impact for any of the named executive officers. The following tables are based upon a theoretical triggering event. The actual amounts to be paid to any named executive officer in the event of his termination or a change in control, and the timing of such payments, and the value of any equity award acceleration benefits can only be determined at the time of, and under the circumstances of, an actual triggering event and in accordance with applicable law then in effect and reasonable interpretations thereof.

George Fellows.

The following table shows the potential payments and values of equity award acceleration benefits to Mr. Fellows, the Company’s President and Chief Executive Officer, assuming the triggering event took place on December 31, 2009:

	Termination by the Company without substantial cause, termination by employee following material breach by the Company, or failure by the Company to renew expired employment agreement	Termination due to permanent disability	Termination event within one year following change in control or termination occurs up to six months prior to qualifying change in control	Change in Control (without termination of employment)
Current annual base salary	$925,000	$925,000	$925,000	—
Continuation of base salary for six months following disability	—	$462,500	—	—
Twelve months’ COBRA premiums	—	$12,935	—	—
Long-term equity awards
Stock options	—	—	—	—
Performance cash units	$1,066,667	—	$1,066,667	$1,066,667
Restricted stock units	$2,739,693	$590,476	$2,739,693	$2,739,693
Special grant phantom stock	$1,916,140	—	$1,916,140	$1,916,140
Special severance
Base salary	$2,732,308	—	$1,387,500	—
Applicable target bonus	—	—	$1,387,500	—
COBRA and CalCOBRA premiums	$38,870	—	$38,870	—
Incentive payments
Base salary	$2,732,308	—	$1,387,500	—
Applicable target bonus	—	—	$1,387,500	—
280G excise tax gross up	—	—	—	—

Total	$12,150,985	$1,990,911	$12,236,370	$5,722,500

Bradley J. Holiday.

The following table shows the potential payments and values of equity award acceleration benefits to Mr. Holiday, the Company’s Senior Executive Vice President and Chief Financial Officer, assuming the triggering event took place on December 31, 2009:

	Termination by the Company without substantial cause, termination by employee following material breach by the Company, or failure by the Company to renew expired employment agreement	Termination event within one year following change in control	Change in Control (without termination of employment)
Pro rated target short term incentive award	$275,000	$275,000
Long-term equity awards
Stock Options	—	—	—
Performance cash units	$116,667	$116,667	$116,667
Restricted stock units	$248,603	$248,603	$248,603
Special grant phantom stock	$383,228	$383,228	$383,228
Special severance
Portion of salary and target bonus	$581,250	$1,158,625	—
COBRA and CalCOBRA premiums	$27,855	$55,880	—
Tax and financial planning services	$18,098	$36,195	—
Outplacement services	$15,000	$15,000	—
Incentive payments	$581,250	$1,158,625	—
401(k) accelerated vesting	—	—	—
280G cutback amount	—	—	—

Total	$2,246,950	$3,447,823	$748,498

Steven C. McCracken.

The following table shows the potential payments and values of equity award acceleration benefits to Mr. McCracken, the Company’s Senior Executive Vice President and Chief Administrative Officer, assuming the triggering event took place on December 31, 2009:

	Termination by the Company without substantial cause, termination by employee following material breach by the Company, or failure by the Company to renew expired employment agreement	Termination event within one year following change in control	Change in Control (without termination of employment)
Pro rated target short term incentive award	$302,500	$302,500	—
Long-term equity awards
Stock options	—	—	—
Performance cash units	$116,667	$116,667	$116,667
Restricted stock units	$248,603	$248,603	$248,603
Special grant phantom stock	$335,326	$335,326	$335,326
Special severance
Portion of salary and target bonus	$639,375	$1,274,488	—
COBRA and CalCOBRA premiums	$19,402	$38,870	—
Tax and financial planning services	$18,098	$36,195	—
Outplacement services	$15,000	$15,000	—
Incentive payments	$639,375	$1,274,488	—
401(k) accelerated vesting	—	—	—
280G cutback amount	—	—	—

Total	$2,334,345	$3,642,136	$700,596

David A. Laverty.

The following table shows the potential payments and values of equity award acceleration benefits to Mr. Laverty, the Company’s Senior Vice President, Global Operations, assuming the triggering event took place on December 31, 2009:

	Termination by the Company without substantial cause, termination by employee following material breach by the Company, or failure by the Company to renew expired employment agreement	Termination event within one year following change in control	Change in Control (without termination of employment)
Pro rated target short term incentive award	$198,000	$198,000	—
Long-term equity awards
Stock options	—	—	—
Performance cash units	$116,667	$116,667	$116,667
Restricted stock units	$55,047	$55,047	$55,047
Special grant phantom stock	—	$526,940	$526,940
Special severance
Portion of salary and target bonus	$279,000	$558,000	—
COBRA and CalCOBRA premiums	$18,570	$37,197	—
Tax and financial planning services	$12,065	$24,130	—
Outplacement services	$15,000	$15,000	—
Incentive payments	$279,000	$558,000	—
401(k) accelerated vesting	—	$6,806	$6,806
280G cutback amount	—	—	—

Total	$973,349	$2,095,787	$705,460

Thomas T. Yang.

The following table shows the potential payments and values of equity award acceleration benefits to Mr. Yang, the Company’s Senior Vice President, International, assuming the triggering event took place on December 31, 2009:

	Termination by the Company without substantial cause, termination by employee following material breach by the Company, or failure by the Company to renew expired employment agreement	Termination event within one year following change in control	Change in Control (without termination of employment)
Pro rated target short term incentive award	$211,750	$211,750	—
Long-term equity awards
Stock options	—	—	—
Performance cash units	$116,667	$116,667	$116,667
Restricted stock units	$55,357	$55,357	$55,357
Special grant phantom stock	—	$526,940	$526,940
Special severance
Portion of salary and target bonus	$298,375	$596,750	—
COBRA and CalCOBRA premiums	$18,570	$37,197	—
Tax and financial planning services	$12,065	$24,130	—
Outplacement services	$15,000	$15,000	—
Incentive payments	$298,375	$596,750	—
401(k) accelerated vesting	—	$5,062	$5,062
280G cutback amount	—	—	—

Total	$1,026,159	$2,185,603	$704,026

Director Compensation in Fiscal Year 2009

The following table summarizes the compensation of the Company’s non-employee directors for fiscal year 2009.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)(6)	Total ($)
(a)(7)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Samuel H. Armacost	$106,925	$50,000	$—	$—	$—	$—	$147,095
Ronald S. Beard	$138,900	$50,000	$—	$—	$—	$—	$170,895
John C. Cushman, III	$87,075	$50,000	$—	$—	$—	$—	$121,695
Yotaro Kobayashi	$70,500	$50,000	$—	$—	$—	$—	$106,695
John F. Lundgren	$59,062	$75,000	$—	$—	$—	$—	$134,062
Richard L. Rosenfield	$89,100	$50,000	$—	$—	$—	$—	$117,195
Anthony S. Thornley	$114,100	$50,000	$—	$—	$—	$—	$149,995

(1)	Directors who are not employees of the Company are paid annual base cash compensation, additional daily cash compensation for attendance at meetings of the Board of Directors and its committees, and are reimbursed for their expenses in attending meetings. The 2009 base cash compensation was $45,000. Directors also receive an additional $1,500 per day for each Board and committee meeting attended. Non-employee directors who serve as chairs of committees of the Board of Directors are paid an additional $300 per day for each committee meeting attended as chair. In 2009, Messrs. Beard, Cushman, Rosenfield and Thornley each served as chair of a committee and received the additional per day fee with respect to each committee meeting chaired. Also, Mr. Beard was paid an additional $30,000 in 2009 for his service as Lead Independent Director. Mr. Thornley was paid an additional $10,000 in 2009 for his service as Chair of the Audit Committee. Mr. Cushman was paid an additional $3,075 in 2009 for his service as Chair of the Compensation and Management Succession Committee during a portion of 2009. Mr. Armacost was paid an additional $1,925 in 2009 for his service as Chair of the Compensation and Management Succession Committee during a portion of 2009.
(2)	Represents the grant date fair value of restricted stock units calculated for financial reporting purposes for the year utilizing the provisions of ASC 718, rather than an amount paid to or realized by the director. See Note 13, “Share-Based Compensation,” to the Company’s Audited Consolidated Financial Statements set forth in the Company’s 10-K for information concerning the ASC 718 values, which are based on the fair value of the Company’s Common Stock on the date of grant. There can be no assurance that the ASC 718 amounts will ever be realized. In 2009, each non-employee director was granted a restricted stock unit award for 7,310 units, with the exception of Mr. Lundgren, who was granted 11,574 units. Each unit represents a right to receive one share of Common Stock of the Company upon vesting of the award. As of December 31, 2009, the only outstanding, unvested stock awards held by the non-employee directors were restricted stock unit awards. As of December 31, 2009, the aggregate number of shares underlying outstanding and unvested (i.e., restrictions had not lapsed) restricted stock units held by each non-employee director was 14,105 shares, with the exception of Mr. Lundgren, who held 11,733 outstanding and unvested shares.
(3)	All stock options previously granted to non-employee board members were fully vested as of December 31, 2007. For each non-employee director, the aggregate number of shares underlying options outstanding and exercisable at December 31, 2009 was as follows: Mr. Armacost, 32,000; Mr. Beard, 44,000; Mr. Cushman, 32,000; Mr. Kobayashi, 34,000; Mr. Rosenfield, 34,000; and Mr. Thornley, 26,000. There were no options granted to non-employee board members during 2009.

(4)	Earnings on compensation deferred under the Company’s executive deferred compensation plan are not above-market or preferential and therefore not reported in this column.
(5)	The directors and their immediate family members received a limited amount of golf clubs and other products of the Company during 2009. The aggregate value of this personal benefit did not exceed $10,000 for any director in 2009 and is therefore not required to be reported as “All Other Compensation.”
(6)	The Company believes the dollar value of dividend equivalents accrued to unvested restricted stock units is factored into the grant date fair value of the award calculated in accordance with ASC 718. Accordingly, the dollar values of dividend equivalent rights accrued in 2009 with respect to the non-employee directors’ restricted stock units are not considered an item reportable as “All Other Compensation.” The dollar value of the dividend equivalent rights accrued in 2009 was less than $10,000 for each director.
(7)	Adebayo O. Ogunlesi was appointed as a director on January 25, 2010 and therefore is not included in this table. Mr. Fellows does not receive additional compensation for his service on the Board of Directors.

For additional information on standard director compensation arrangements, see “Board of Directors and Corporate Governance — Director Compensation.”

Transactions with Related Persons

As specified in its written charter, it is the duty of the Audit Committee to oversee the Company’s compliance programs with respect to legal and regulatory requirements and the Company’s written Code of Conduct. Such duties include review of related party transactions and other conflict of interest issues, including a review of any transaction involving the Company and named executive officers. Copies of the Audit Committee charter and the Code of Conduct are available on the Company’s website at www.callawaygolf.com under Investor Relations — Corporate Governance and — Corporate Overview, respectively.

Pursuant to the Code of Conduct, directors, officers and employees are required to disclose for approval any transactions, activities, interests or relationships that may create a conflict of interest (including financial transactions, investments and receipt of corporate gifts). The Code of Conduct sets forth the requirements of the written reporting procedure, internal review of such reports and oversight of the procedures by the Audit Committee. The Code of Conduct also requires directors, officers or employees to report any instance of suspected violations of the Code of Conduct or applicable law.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, Section 16 officers, and greater than 10% beneficial owners to file initial reports of ownership (on Form 3) and periodic reports of changes in ownership (on Forms 4 and 5) of Company securities with the Securities and Exchange Commission. Based solely on its review of copies of such forms (and any amendments to such forms) and such written representations regarding compliance with such filing requirements as were received from its directors, executive officers and greater than 10% beneficial owners (if any), the Company believes that all such Section 16(a) reports were filed on a timely basis during 2009.

ANNUAL REPORT

A copy of the Company’s 2009 Annual Report, including financial statements, is being made available with this Proxy Statement to shareholders of record on the Record Date, but such report is not incorporated herein and is not deemed to be a part of this Proxy Statement.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2009, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY SHAREHOLDER OF THE COMPANY UPON WRITTEN REQUEST TO THE COMPANY AT CALLAWAY GOLF COMPANY, ATTN: INVESTOR RELATIONS, 2180 RUTHERFORD ROAD, CARLSBAD, CALIFORNIA 92008.

SHAREHOLDER PROPOSALS

If a shareholder desires to nominate someone for election to the Board of Directors at, or to bring any other business before, the 2011 annual meeting of shareholders, then such shareholder must comply with the procedures set forth in Article II of the Company’s bylaws in addition to any other applicable requirements and must give timely written notice of the matter to the corporate secretary of the Company. To be timely, written notice must be delivered to the corporate secretary at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of this year’s Annual Meeting, provided, however, that in the event that the date of the 2011 annual meeting is more than 30 days before or more than 60 days after such anniversary date, then such notice to be timely must be delivered to the corporate secretary not more than 120 days prior to the 2011 annual meeting and not less than the later of (i) 90 days prior to such annual meeting or (ii) 10 days following the date of the first public announcement of the scheduled date of the 2010 annual meeting. Any such notice to the corporate secretary must include all of the information specified in the Company’s Bylaws.

If a shareholder desires to have a proposal included in the Company’s proxy statement and proxy card for the 2011 annual meeting of shareholders, then, in addition to the notices required by the immediately preceding paragraph and in addition to other applicable requirements (including certain rules and regulations promulgated by the Securities and Exchange Commission), the Company must receive notice of such proposal in writing at the Company’s principal executive offices in Carlsbad, California no later than December 9, 2010, provided, however, that if the date of the 2011 annual meeting of shareholders is more than 30 days before or after the first anniversary of this year’s Annual Meeting (i.e., the 2010 Annual Meeting of Shareholders), then such notice must be received by the corporate secretary of the Company a reasonable time before the Company begins to print and mail its proxy materials for the 2011 annual meeting.

OTHER MATTERS

Management knows of no matters other than those listed in the attached Notice of the Annual Meeting which are likely to be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy will vote all proxies given to them in accordance with the recommendation of the Board of Directors.

Each shareholder is urged to return a proxy as soon as possible. Any questions should be addressed to Callaway Golf Company, ATTN: Investor Relations, at 2180 Rutherford Road, Carlsbad, California 92008, telephone (760) 931-1771.

By Order of the Board of Directors,

Brian P. Lynch
Corporate Secretary

Carlsbad, California

April 1, 2010

Callaway Golf Company
2010 Annual Meeting of Shareholders
Tuesday, May 18, 2010
10:00 a.m. PDT

78
College Blvd.
Faraday Ave.
Priestly Dr.
San Marcos Blvd.
(turns into Palomar Airport Rd.)
15
5
Callaway Golf Company
2180 Rutherford Road
760/931-1771
Aston Ave.
Rutherford Road
Pascal Ct
El Camino Real
College Blvd.
Hidden Valley
Palomar Airport
Palomar Airport Road

<u>From Interstate 5:</u>
Exit Palomar Airport Road
Go East on Palomar Airport Road to College Blvd.
Turn left onto College Blvd.
Turn right onto Aston Avenue
Turn right onto Rutherford Road
Turn left into parking lot at 2180 Rutherford Road

APPENDIX A

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting date. CALLAWAY GOLF COMPANY INTERNET http://www.proxyvoting.com/ely Use the Internet to vote your proxy. Have your proxy card in hand when you access the website. OR TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. 72090 Fulfillment 72090/72094 FOLD AND DETACH HERE THIS PROXY CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED BELOW AND “FOR” PROPOSAL 2. Please mark your votes as indicated in this example X FOR WITHHOLD *EXCEPTIONS ALL FOR ALL 1. ELECTION OF DIRECTORS Nominees: 01 George Fellows 02 Samuel H. Armacost 03 Ronald S. Beard 04 John C. Cushman, III 05 Yotaro Kobayashi 06 John F. Lundgren 07 Adebayo O. Ogunlesi 08 Richard L. Rosenfield 09 Anthony S. Thornley (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) *Exceptions FOR AGAINST ABSTAIN 2. Ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm. In their discretion Steven C. McCracken and Brian P. Lynch, or either of them, are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. I PLAN TO ATTEND THE MEETING YES The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held May 18, 2010 and the Proxy Statement furnished with this card. Mark Here for Address Change or Comments SEE REVERSE Signature Signature Date NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your Callaway Golf Company account online. Access your Callaway Golf Company account online via Investor ServiceDirect® (ISD). BNY Mellon Shareowner Services, the transfer agent for Callaway Golf Company, now makes it easy and convenient to get current information on your shareholder account. View account status View payment history for dividends View certificate history Make address changes View book-entry information Obtain a duplicate 1099 tax form Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect ® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163 Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Annual Report and Proxy Statement can be viewed on the Internet at: http://www.proxyvoting.com/ely FOLD AND DETACH HERE CALLAWAY GOLF COMPANY The undersigned shareholder of CALLAWAY GOLF COMPANY hereby appoints STEVEN C. McCRACKEN AND BRIAN P. LYNCH, or either of them, proxies of the undersigned, each with full power to act without the other and with the power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Callaway Golf Company to be held at the Callaway Golf Company Headquarters, 2180 Rutherford Road, Carlsbad, California 92008, on May 18, 2010, at 10:00 A.M. (PDT), and at any adjournments or postponements thereof, and to vote all shares of stock of the Company standing in the name of the undersigned with all the powers the undersigned would possess if personally present, in accordance with the instructions below and on the reverse hereof, and in their discretion upon such other business as may properly come before the meeting; provided, however, that such proxies, or either of them, shall have the power to cumulate votes and cast such votes in favor of the election of some or all of the applicable director nominees in their sole discretion. THIS PROXY CARD WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED BUT NO DIRECTION IS MADE, THIS PROXY CARD WILL BE VOTED “FOR” THE NOMINEES LISTED ON THE REVERSE HEREOF AND “FOR” ALL OTHER PROPOSALS IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side) Fulfillment 72090 72090/72094

APPENDIX B

April 1, 2010

TO:	PARTICIPANTS IN THE CALLAWAY GOLF COMPANY EMPLOYEE STOCK PURCHASE PLAN AND EMPLOYEE STOCK OPTION PLANS

The Company has issued shares of Callaway Golf Company Common Stock to a Grantor Stock Trust to fund benefits under, among other things, the above referenced stock plans. The Grantor Stock Trust will be entitled to vote 589,790 shares at the 2010 Annual Meeting of Shareholders. As a participant this past year in one or more of the stock plans, you have certain rights to direct the voting of these shares. Your voting rights are based upon the number of unexercised options you hold under the stock option plans and/or shares you purchased during the last twelve months under the Employee Stock Purchase Plan.

To exercise your voting rights, please complete the enclosed green Voting Instruction Card. It directs the Trustee, Union Bank, N.A., how to vote. YOU MUST RETURN THE VOTING INSTRUCTION CARD TO THE TRUSTEE USING THE ENCLOSED RETURN ENVELOPE PRIOR TO THE ANNUAL MEETING, WHICH WILL BE HELD ON MAY 18, 2010 IN ORDER TO EXERCISE YOUR VOTING RIGHTS UNDER THE TRUST. THE TRUSTEE, HOWEVER, CANNOT GUARANTEE THAT VOTING INSTRUCTIONS RECEIVED AFTER MAY 12, 2010 WILL BE COUNTED. IF YOUR VOTING INSTRUCTIONS ARE NOT RECEIVED PRIOR TO MAY 12, 2010, THE SHARES FOR WHICH YOU HAD THE RIGHT TO DIRECT THE VOTE WILL BE VOTED IN PROPORTION TO THE WAY THE OTHER SHARES ARE DIRECTED, EXCEPT AS MAY OTHERWISE BE REQUIRED BY LAW.

Your Board of Directors recommends a vote “FOR” each of the nominees for director set forth on the green Voting Instruction Card. Information concerning these nominees is set forth in the enclosed Proxy Statement.

Your Board of Directors also recommends a vote “FOR” ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2010.

You may receive more than one package of materials regarding the upcoming Annual Meeting. For example, if as of March 22, 2010 you owned any shares of the Company’s Common Stock directly, you will receive a separate mailing related to these shares. YOU MUST SEPARATELY VOTE THE SHARES HELD BY YOU AS A SHAREHOLDER IN ACCORDANCE WITH THE INSTRUCTIONS YOU RECEIVE FOR THOSE SHARES.

If you need further assistance, please contact Hina Patel at (760) 931-1771. Thank you for your cooperation.

Sincerely,

/s/ George Fellows
George Fellows
President and Chief Executive Officer

APPENDIX C

CALLAWAY GOLF COMPANY

Stock Plan Participant Voting Instruction Card

TO:	Union Bank, N.A.,
Trustee of the Callaway Golf Company Grantor Stock Trust

With respect to the voting at the Annual Meeting of Shareholders of Callaway Golf Company to be held on May 18, 2010, or any adjournment or postponement thereof, the undersigned participant in the Callaway Golf Company Stock Option Plans and/or Employee Stock Purchase Plan hereby directs Union Bank, N.A., as Trustee of the Callaway Golf Company Grantor Stock Trust, to vote all of the votes to which the undersigned is entitled to direct under the Trust in accordance with the following instructions:

THE VOTES TO WHICH THE UNDERSIGNED STOCK PLAN PARTICIPANT IS ENTITLED TO DIRECT UNDER THE TRUST WILL BE VOTED AS INSTRUCTED BELOW. IF A VOTING INSTRUCTION CARD IS SIGNED AND RETURNED BUT NO INSTRUCTIONS ARE INDICATED, SUCH VOTES WILL BE VOTED “FOR” ALL NOMINEES AND “FOR” PROPOSAL 2.

1.	ELECTION OF DIRECTORS

Nominees:	George Fellows, Samuel H. Armacost, Ronald S. Beard, John C. Cushman, III, Yotaro Kobayashi, John F. Lundgren, Adebayo O. Ogunlesi, Richard L. Rosenfield and Anthony S. Thornley.

☐ FOR all nominees listed	☐ WITHHOLD AUTHORITY
(except as marked to the contrary)	to vote for all nominees listed

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the line provided below.

IMPORTANT: SIGNATURE REQUIRED ON REVERSE SIDE

(Continued and to be signed on other side)

2.	Ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm.

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, Steven C. McCracken and Brian P. Lynch, or either of them, are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held May 18, 2010, and the Proxy Statement furnished herewith.

Signature

Please sign exactly as name appears hereon.

Date , 2010

PLEASE MARK, DATE, SIGN AND RETURN THIS VOTING INSTRUCTION CARD PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. THE TRUSTEE CANNOT GUARANTEE THAT INSTRUCTIONS RECEIVED AFTER MAY 12, 2010 WILL BE COUNTED.